UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Sec. 240.14a-12
Cavco Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CAVCO INDUSTRIES, INC.

2026 PROXY STATEMENT

FLOUR

cavco

10250
cavco

cavco™

Where *exceptional* meets **affordable.**®

Dear Fellow Stockholders:
As Chairman of the Board of Directors of Cavco Industries, Inc., it is my privilege to address you with an update on Cavco’s financial progress, achievements, and outlook. On behalf of the entire Board, Cavco thanks you for your continued support and interest in the Company. We believe your investment in Cavco has helped position the Company for continued growth and success as we pursue our mission of providing innovative housing solutions and creating long-term value for our stockholders.
As your Board, we support the management team in achieving sustainable stockholder value by executing against a clear and focused strategy supported by prudent risk management, sound corporate governance, an executive compensation program aligned with the interests of our stockholders, and a focused approach to corporate responsibility. The Board would like to highlight a few areas of particular significance for the Company this past fiscal year:
•Financial Performance: The Company achieved record annual net revenue of approximately $2.2 billion and sold a record number of homes during fiscal year 2026. Further, the Company increased both its income before income taxes by 15.9% and diluted earnings per share by 15.8%, reflecting the continued strength of our operating model and disciplined execution across the business.
•Health and Safety: Employee safety remains a top priority and the Board is very proud of our safety record. Through our “Safety Now” initiative and continued investments in training and safety awareness, the Company has reduced its total recordable incident rate ("TRIR") by 47% over the last five years and achieved a calendar year 2025 TRIR of 4.82, which was 7% better than the industry average. Additionally, nearly 80% of our production facilities performed better than the industry average TRIR over the last year, reflecting our commitment to creating a safer workplace for our people.
•Strategic Growth and Capital Allocation: During fiscal year 2026, the Company completed the acquisition of American Homestar Corporation, the largest acquisition in Cavco’s more than 60-year history, while continuing to execute a disciplined capital allocation strategy. The Company repurchased approximately $160 million of its common stock during the year, broke ground on a new state-of-the-art manufacturing facility in Arizona, and maintained more than $230 million of cash and cash equivalents at fiscal year end. These actions position the Company to pursue future growth opportunities while continuing to enhance long-term stockholder value.
As the Company moves forward, we remain focused on our strategic objectives and our commitment to sustainable growth of long-term stockholder value. We recognize the challenges that lie ahead, including evolving market conditions, interest rate dynamics, and housing affordability challenges. However, the Board and management see great opportunities and we are confident in the Company's ability to navigate these challenges and capitalize on opportunities that support our mission of expanding access to exceptional and affordable housing.
The attached Notice of the 2026 Annual Meeting of Stockholders and Definitive Proxy Statement provides all the requisite information concerning the business to be conducted at the upcoming annual meeting. It also describes how the Board operates, gives information about the director candidates, and provides other pertinent information. The Board thanks you for your continued confidence and we appreciate the opportunity to serve Cavco on your behalf.

Sincerely,

Steven G. Bunger Chairman of the Board of Directors
June 16, 2026

Notice of
2026 Annual Meeting of Stockholders of
Cavco Industries, Inc.

Meeting Information

Date: July 28, 2026
Time: 9:00 AM Local Time
Place: Cavco Industries, Inc.
            3636 North Central Avenue
            Phoenix, Arizona 85012
Voting Information
To ensure representation of your shares at the Annual Meeting, you must vote in the manner described within the accompanying proxy. To vote before the Annual Meeting, you must vote by:
Items of business to be voted on at the 2026 Annual Meeting of Stockholders:
1.To elect three directors to the Class II Director group to serve until the Annual Meeting of Stockholders in 2029, or until their successors have been elected and qualified;
2.To hold an advisory vote to approve the compensation of the Company’s named executive officers;
3.To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2027; and
4.To transact such other business as may properly come before the meeting or any adjournment thereof.

(1) Telephone;	Annual Report:

(2) The Internet; or	The Company’s Annual Report is available at www.ProxyVote.com and may also be viewed on the Company’s website at investor.cavco.com/annualmeeting

(3) Mail.	Who Can Vote: You can vote if you were a stockholder of record at the close of business on June 1, 2026.

The deadline for voting by telephone or online is 11:59 PM (EDT) on July 27, 2026. If voting by mail, all proxies must be received before the Annual Meeting.	By Order of the Board of Directors

Seth G. Schuknecht Executive Vice President, General Counsel, Chief Compliance Officer, & Corporate Secretary

Cavco Industries, Inc. 2026 Proxy Statement

Cavco Industries, Inc.	www.cavco.com i

Cavco Industries, Inc. 2026 Proxy Statement
CAVCO INDUSTRIES, INC.
PROXY STATEMENT
2026 Annual Meeting of Stockholders
to be held July 28, 2026
Proxy Summary
The 2026 Annual Meeting of Stockholders of Cavco Industries, Inc., a Delaware corporation ("we," "our," "us," "Cavco," or the "Company") will be held in person on Tuesday, July 28, 2026, at 9:00 a.m. local time at our corporate headquarters located at 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012 (the “Annual Meeting”).

The accompanying notice and this definitive proxy statement (the “Proxy Statement” and collectively, the “Proxy”), are being furnished to our stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (each a "Director" and collectively, the “Board”) of Cavco for use by our stockholders at the Annual Meeting.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy:

PROPOSALS AND BOARD RECOMMENDATIONS		BOARD RECOMMENDATION	PAGE REFERENCE
1.	Elect three Class II Directors to serve until the Annual Meeting of Stockholders in 2029, or until their successors have been elected and qualified;	FOR	8
2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers;	FOR	47
3.	Ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2027.	FOR	50
Our Board does not know of any additional matters that may be acted upon at the Annual Meeting other than those matters set forth above.
Our Board has set June 1, 2026, as our record date for this year’s Annual Meeting (the "Record Date"). Only stockholders that owned our common stock at the close of business on that date are entitled to notice of our Annual Meeting and may vote on the proposals presented at it or any adjournment of the meeting.
On or about June 16, 2026, we expect to mail to our stockholders either (1) a notice of internet availability of Proxy materials (the "Notice") or, (2) if you elected to receive them by mail, a proxy card (the "Proxy Card") with a printed copy of our Proxy materials. The Notice provides instructions on how to vote and get our Proxy materials electronically or have the materials mailed to you. Both the Notice and Proxy Card provide instructions on how to vote by telephone, by mail, or by the internet before the Annual Meeting. The Proxy and our Annual Report on Form 10-K for the fiscal year ended March 28, 2026, filed with the Securities and Exchange Commission ("SEC") on May 22, 2026 (the "Annual Report") can be accessed directly on our investor relations website at investor.cavco.com/annualmeeting, or at www.ProxyVote.com, where you will need your 16 digit control number found on your Notice or Proxy Card to access the materials.

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE, OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Cavco Industries, Inc.	www.cavco.com 1

Cavco Industries, Inc. 2026 Proxy Statement
ABOUT OUR ANNUAL MEETING OF STOCKHOLDERS

Commonly Asked Questions and Answers
Why did I receive these materials?
You received these Proxy materials because the Board is soliciting your proxy to vote at our 2026 Annual Meeting on July 28, 2026 (or at any postponement or adjournment of the meeting). You were a stockholder of Cavco as of the close of business on June 1, 2026, the Record Date. Therefore, you are entitled to receive notice of the meeting and to vote on the matters presented at the Annual Meeting. You should review this Proxy Statement carefully as it gives important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Cavco.
Why did I receive a Notice instead of a full set of proxy materials?
The SEC allows Cavco to make these Proxy materials, including this Proxy Statement and our Annual Report available electronically via the internet at our website investor.cavco.com/annualmeeting or www.ProxyVote.com. On or about June 16, 2026, Cavco mailed to its stockholders a Proxy Card or a Notice containing instructions for accessing this Proxy Statement and our Annual Report over the internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. If you would like a printed copy of Cavco’s Proxy materials, please follow the instructions for requesting printed materials in the Notice.
Can I access the Proxy materials electronically?
Yes. Your Notice or Proxy Card contains instructions on how to view our Proxy materials for the Annual Meeting online and how to instruct us to send our future proxy materials to you electronically by email. Our Proxy materials, including this Proxy Statement, are also available on our website at investor.cavco.com/annualmeeting or at www.ProxyVote.com, where you will need your 16 digit control number provided in your Notice and Proxy Card. Proxy materials will be available during the voting period starting on June 16, 2026. Instead of receiving future copies of our proxy statements and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it. Please note that only one Notice will be sent to stockholders who are listed at the same address.
Who can vote on proposals presented at the Annual Meeting?
Stockholders who own shares of our common stock as of the close of business on the Record Date, June 1, 2026, are entitled to vote on proposals presented at the 2026 Annual Meeting. As of the Record Date, we had 7,707,531 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote per share on the election of Directors and each other matter that is described in this Proxy Statement or that may be properly brought before the meeting.
How do I cast my vote?
Most of Cavco’s stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between these shares owned by beneficial stockholders and shares owned by registered stockholders:
Beneficial Stockholders. If your shares are held in a brokerage account, bank, or by another nominee, you are with respect to those shares the “beneficial stockholder” of shares held in street name. As the beneficial stockholder, you have the right to direct your broker, bank, or other nominee on how to vote those shares at the Annual Meeting. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct them on how to vote your shares. Beneficial stockholders should generally be able to vote by returning the voting instruction card to their broker, bank, or other nominee, or by telephone or via internet. However, the availability of telephone or internet voting will depend on the voting process of your broker, bank, or other nominee. Since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee (who is the stockholder of record) giving you the right to vote the shares.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy

2 2026 Proxy Statement

Cavco Industries, Inc. 2026 Proxy Statement
directly to the Company or to vote in person at the Annual Meeting. Accordingly, for registered stockholders there are four ways to vote:
1.by internet at www.ProxyVote.com, 24 hours a day, seven days a week (have your Proxy Card or Notice in hand when you visit the website and follow the instructions to obtain your records and to create an electronic voting instruction form) prior to 11:59 p.m. EDT on July 27, 2026;
2.by toll-free telephone at 1-800-690-6903 (have your Proxy Card or Notice in hand when you call);
3.by completing and mailing your Proxy Card (if you received printed Proxy materials); or
4.by attending the Annual Meeting and voting in person during the meeting. To be admitted to the Annual Meeting and vote your shares you will need to have your voting card with you.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you decide not to attend the Annual Meeting.
Who can attend the Annual Meeting?
All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting that will be held in person on July 28, 2026, at 9:00 a.m. (local time) at our corporate headquarters located at 3636 N. Central Avenue, Suite 1200, Phoenix, Arizona 85012.
What is a “Broker Non-Vote”?
Generally, a broker non-vote occurs when a broker, bank, or other nominee that holds shares in street name for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not provided instructions on how to vote; and (ii) such broker, bank, or other nominee lacks discretionary voting power to vote on such issues. Accordingly, a broker, bank, or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.
What Constitutes a Quorum for the Annual Meeting?
The holders of a majority of shares entitled to vote on June 1, 2026, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. Cavco will count abstentions and broker non-votes as present for the purpose of determining the presence or absence of a quorum.
In the event the requisite votes for a quorum are not received prior to the Annual Meeting date, the Company may postpone or adjourn the Annual Meeting in order to solicit additional votes. The form of proxy being solicited by this Proxy Statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the Annual Meeting. At any postponed or adjourned meeting, proxies received pursuant to this Proxy Statement will be voted in the same manner described in this Proxy Statement with respect to the original meeting.
What will I be voting on at the Annual Meeting and what is required to approve each item?
Proposal No. 1 (Election of Directors): In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election. Abstentions and broker non-votes are not treated as votes cast and will have no effect on Proposal No. 1.
Proposal No. 2 (Advisory Vote on the Compensation of the Named Executive Officers): The affirmative vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting is required for advisory approval. Abstentions will have the effect of a vote against Proposal No. 2. Broker non-votes will not be treated as entitled to vote on the proposal and will have no effect on Proposal No. 2.
Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm): The affirmative vote of the holders of a majority of the votes cast for the ratification of the appointment of the independent registered public accounting firm is required for approval. Abstentions are not treated as votes cast and will have no effect on Proposal No. 3. We do not expect there to be any broker non-votes for this proposal because brokers, banks, or other nominees that hold shares in street name may exercise discretionary voting authority for this proposal.

Cavco Industries, Inc.	www.cavco.com 3

Cavco Industries, Inc. 2026 Proxy Statement
Will there be other items to be voted on at the Annual Meeting?
Cavco is not aware of any other matters that may come before the Board at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their discretion.
How will proxies be voted at the Annual Meeting?
Beneficial Stockholders. If you hold your shares in "street name", the record holder does not have discretionary voting power with respect to non-routine matters absent specific voting instructions from you. Other than the proposal to ratify the appointment of our independent registered public accounting firm, all of the proposals at this year’s Annual Meeting are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions on those non-routine matters, resulting in a broker non-vote. If you provide voting instructions to the record holder of your shares, the record holder will vote in accordance with the instructions given. The record holder of your shares will, however, continue to have the ability to vote your shares in its discretion on the ratification of Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm) if you do not otherwise provide voting instructions.
Registered Stockholders. If you are a registered owner, your shares represented by valid proxies received by telephone, via the Internet, or by mail will be voted at the Annual Meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted: (i) FOR the election of the three (3) nominees for director named in the proxy; (ii) FOR approval of the advisory vote to approve the compensation of our named executive officers; and (iii) FOR the ratification of the appointment of our independent registered public accounting firm for fiscal year 2027.
Can I change my mind after I vote?
You have the unconditional right to revoke your proxy at any time prior to tabulation.
Beneficial Stockholders. If you are a beneficial stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
Registered Stockholders. If you are a registered stockholder, to revoke your proxy, you must:
•Submit a later-dated proxy over the Internet or by telephone in accordance with the instructions provided above under the question "How do I cast my vote";
•Mail a new proxy card dated after the date of the proxy you wish to revoke to Cavco’s Corporate Secretary at the address listed below;
•Submit written notice of revocation to Cavco’s Corporate Secretary at Cavco Industries, Inc., Attn: General Counsel & Corporate Secretary/Change Proxy Vote, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012; or
•Attend and vote at the Annual Meeting in-person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If your proxy is not revoked, Cavco will vote your shares at the Annual Meeting in accordance with your instructions indicated on the proxy card or, if submitted over the Internet or by telephone, as indicated therein.
Who bears the expense of the proxy solicitation?
The Company will bear all proxy solicitation costs. In addition to solicitations by mail, Cavco’s Directors, officers, and employees, without additional remuneration, may solicit proxies by telephone, electronic transmission, and personal calls or interviews.
When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a current report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What do I need to do now?
You should carefully read and consider all the information contained in this Proxy Statement. It contains important information about Cavco that you should consider before voting.

4 2026 Proxy Statement

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The Company currently has a single class of common stock issued and outstanding. Unless otherwise stated, the table below sets forth certain ownership information with respect to our common stock beneficially owned by stockholders in the following groups as of June 1, 2026, or, in respect of any 5% Holder (as defined below), the date of such holder's most recent Schedule 13D or Schedule 13G filed with the SEC on or before the Record Date:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock ("5% Holder");
•each of our named executive officers and Directors; and
•all of our current Directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.
In computing the number of shares of our common stock beneficially owned by a party and the percentages of class amounts set forth in the table below, we have based these calculations on 7,733,911 shares of common stock issued and outstanding on June 1, 2026, net of treasury shares which accounts for 7,707,531 shares of our common stock issued and outstanding as of the Record Date; 17,403 exercisable options that have been awarded; 6,141 time-based restricted stock units that vest within 60 days of the Record Date; and 2,836 deferred shares to be acquired upon retirement from the Board under a restricted stock unit deferral election.

Cavco Industries, Inc.	www.cavco.com 5

Stock Ownership

	Cavco common stock
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
5% Holders (1)
BlackRock, Inc. (2) 50 Hudson Yards New York, NY 10001	1,286,383	16.7%
Capital World Investors (3) 333 S. Hope St., 55th Fl. Los Angeles, CA 90071	640,117	8.3%
Vanguard Capital Management(4) 100 Vanguard Blvd. Malvern, PA 19355	407,589	5.3%
State Street Corporation(5) One Congress, Suite 1 Boston, MA 02114	401,905	5.2%
Directors and Named Executive Officers (6)
William C. Boor(7)	71,175	*
Steven G. Bunger	6,958	*
Richard A. Kerley (8)	6,959	*
Susan L. Blount	3,126	*
Lisa L. Daniels	102	*
David A. Greenblatt(9)	16,076	*
Steven W. Moster	2,976	*
Julia W. Sze	3,026	*
Allison K. Aden	9,606	*
Brian R. Cira	3,665	*
Matthew A. Niño	2,024	*
Seth G. Schuknecht	798	*
All Directors, director nominees, and all executive officers of Cavco as a group (14 individuals)	127,535	1.7%
*Less than 1%

6 2026 Proxy Statement

Stock Ownership

(1)The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes (2) – (5) hereunder.
(2)Information regarding BlackRock, Inc. (“BlackRock”) is based upon a Schedule 13G/A filed with the SEC on January 22, 2024 and additional information known to the Company with respect to the current aggregate number of shares outstanding. BlackRock reported having sole voting power with respect to 1,273,974 shares and sole dispositive power with respect to 1,286,383 shares. The percentage of class disclosed for BlackRock in this table is based on 7,707,531 shares of common stock outstanding as of the Record Date. BlackRock discloses that iShares Core S&P Small-Cap ETF holds more than 5% of the total outstanding shares.
(3)Information regarding Capital World Investors (“Capital World”) is based solely upon a Schedule 13G filed with the SEC on November 11, 2025 and additional information known to the Company with respect to the current aggregate number of shares outstanding. Capital World reported having sole voting power with respect to 640,117 shares and sole dispositive power with respect to 640,117 shares. The percentage of class disclosed for Capital World in this table is based on 7,707,531 shares of common stock outstanding as of the Record Date. Capital World discloses that SMALLCAP World Fund, Inc. holds more than 5% of the total outstanding shares.
(4)Information regarding Vanguard Capital Management (“Vanguard”) is based solely upon a Schedule 13G/A filed with the SEC on April 29, 2026. Vanguard reported that it possessed sole dispositive power with respect to 407,589 shares and sole voting power with respect to 59,466 shares. The percentage of class disclosed for Vanguard in this table is based on 7,707,531 shares of common stock outstanding as of the Record Date.
(5)Information regarding State Street Corporation (“State Street”) is based solely upon a Schedule 13G filed with the SEC on May 12, 2026 and additional information known to the Company with respect to the current aggregate number of shares outstanding. State Street reported that it possessed shared voting power with respect to 376,393 shares and shared dispositive power with respect to 401,905 shares. The percentage of class disclosed for State Street in this table is based on 7,707,531 shares of common stock outstanding as of the Record Date.
(6)The business address of each of the individuals listed in this part of the table is c/o Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, and the listed amounts include the following:
•shares that may be acquired upon exercise of stock options within 60 days of June 1, 2026: Mr. Boor – 10,800 shares; and all Directors, Director nominees and executive officers of Cavco as a group (14 individuals) – 10,800 shares;
•shares that may be acquired upon vesting of restricted stock units within 60 days of June 1, 2026: Ms. Blount – 290 shares; Mr. Boor – 297 shares; Mr. Bunger – 411 shares; Ms. Daniels – 102 shares; Mr. Greenblatt – 290 shares; Mr. Kerley – 290 shares; Mr. Moster – 290 shares; Ms. Sze – 290 shares; Ms. Aden - 62 shares; and all Directors, Director nominees, and executive officers of Cavco as a group (14 individuals) – 2,322 shares; and
•shares to be acquired upon retirement from the Board under a restricted stock unit deferral election: Mr. Greenblatt – 2,836 shares; and all Directors, Director nominees and executive officers of Cavco as a group (14 individuals) – 2,836 shares.
(7)Includes 380 shares held by Mr. Boor's spouse.
(8)Includes 6,669 shares held by the Kerley Family Trust.
(9)Includes 500 shares held within Mr. Greenblatt's Individual Retirement Account.

Cavco Industries, Inc.	www.cavco.com 7

PROPOSAL NO. 1:
Election of Directors
The Company’s Restated Certificate of Incorporation, as amended and Fourth Amended and Restated Bylaws (the “Bylaws”) provide for the division of the Board into three classes, with the Directors in each class holding office for staggered terms of three years each. Each class of Directors is to consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board. There are presently three Directors in Class II whose terms expire at the 2026 Annual Meeting. Each Director holds office until his or her successor has been elected and qualified or until the Director’s resignation or removal.
Ms. Blount, Mr. Boor, and Ms. Daniels, members of the Board whose terms expire at the Annual Meeting, will stand for re-election. They have been nominated for service as Directors by our Corporate Governance and Nominating Committee and the full Board pursuant to the procedures described under “Corporate Governance Overview—Director Nominating Process” herein. Unless contrary instructions are indicated in the Proxy, it is intended that the shares represented by the accompanying Proxy will be voted for the election of these nominees or, if a nominee becomes unavailable (which the Company does not anticipate), for such substitute nominee as the Board shall designate.
In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election.
Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of Ms. Blount, Mr. Boor, and Ms. Daniels to serve as Class II Directors until the 2029 Annual Meeting.

8 2026 Proxy Statement

Continuing Directors

Nominees for Director Standing for Election
Class II Directors — Terms Expiring upon the 2026 Annual Meeting

Susan Blount
Ms. Blount is the Chair of the Board’s Legal and Compliance Oversight Committee and a member of the Board’s Compensation Committee. From 2005 to 2015, Ms. Blount served as Senior and then Executive Vice President and General Counsel for Prudential Financial, Inc. (“Prudential”) (NYSE: PRU), a leading provider of insurance, retirement and asset management products and services. In that role, Ms. Blount led Prudential’s global law, compliance, business ethics and external affairs functions. From 2016-2024, she served as adjunct professor at the University of Texas School of Law (“UT Law”). Since 2023, she has served on a volunteer basis as Chair of the University of Texas Law School Foundation. She is a founding member of UT Law’s Center for Women in Law where she served as Interim Executive Director from March 2019 to January 2020. Since April 2021, Ms. Blount has served as a Director of CS Disco, a legal technology company that applies artificial intelligence and cloud computing to help lawyers and legal teams.

Director since January 2019 Age 68	Qualifications: Ms. Blount brings to our Board significant experience in corporate governance, risk management, executive compensation, legal, compliance, strategy, insurance and financial services.

Bill Boor
Mr. Boor is the President and Chief Executive Officer ("CEO") of Cavco, commencing April 2019, and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewing company based in Cleveland, Ohio, a position he had held since September 2015. From 2007 to 2014, Mr. Boor served in various executive positions with Cleveland Cliffs Inc., including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer, and President of Ferroalloys. Prior to his employment with Cleveland Cliffs, Mr. Boor held key leadership roles at Eagle Materials Inc. (NYSE: EXP), Centex Corporation (formerly NYSE: CTX), Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG). In December 2025, he was appointed to the board of directors of La-Z-Boy Incorporated (NYSE: LZB). Mr. Boor is a Chartered Financial Analyst charterholder.

Director since July 2008 Age 60
Qualifications: Mr. Boor brings to our Board diverse experience in financial management, investor relations, management, manufacturing, marketing, and process engineering, and is our President and CEO.

Cavco Industries, Inc.	www.cavco.com 9

Lisa Daniels
Ms. Daniels is a member of the Board’s Audit Committee and Corporate Governance and Nominating Committee. Prior to joining Cavco’s leadership, Ms. Daniels spent 32 years with KPMG LLP (“KPMG”), one of the world’s leading audit, tax, and advisory firms. She was a partner at KPMG for 23 years. When she left KPMG she was serving on the firm’s Executive Leadership Team and as the Vice Chair of Growth & Strategy where she led the firm’s overall growth strategy and agenda. In addition, she also held several key leadership roles while at KPMG, including service on the board of KPMG’s Political Action Committee, as the San Francisco Office Managing Partner, Pacific Northwest Market Leader, and Global Lead Partner on one of KPMG’s largest global technology accounts. Throughout her career at KPMG, Ms. Daniels led successful audit and consulting engagements for clients across multiple industries – from Technology and Fintech to Private Equity, Consumer & Retail and Real Estate. Ms. Daniels spent over three decades gaining expertise in strategy, innovation, risk management, compliance, board governance, accounting, and auditing.

Director since October 2025 Age 59
Qualifications: Ms. Daniels’ extensive experience in accounting, auditing, and risk management enhances the Board’s oversight of Cavco’s financial reporting, internal controls, and regulatory compliance. Her leadership in growth strategy and governance further supports Cavco’s strategic execution and strengthens committee oversight of risk and governance matters.

10 2026 Proxy Statement

Continuing Directors
Continuing Directors
Class III Directors — Current Terms Expiring in 2027

Steve Bunger

Mr. Bunger is our Non-Executive Chairman of the Board. Since 2014, Mr. Bunger has served as President and CEO of Pro Box Portable Storage, Inc., a provider of portable storage solutions in Arizona, Oklahoma, and Colorado. From 2001 to 2012, he served as Chairman of the Board of Mobile Mini, Inc. (“Mobile Mini”), one of the largest providers of portable storage containers and mobile offices in the U.S., Canada, and the U.K. Mr. Bunger joined Mobile Mini in 1983 and served as its President and CEO from 1997 to 2012. He also held numerous executive roles with Mobile Mini including Vice-President of Operations and Marketing and Executive Vice President and Chief Operating Officer.

Chairman of the Board since April 2019 Director since April 2004 Age 65
Qualifications: Mr. Bunger brings to the Company’s Board a breadth of operational, managerial, and marketing experience from running one of the world’s leading providers of portable storage solutions. Additionally, Mr. Bunger has extensive acquisition experience which he uses to guide our management team and Board in evaluating growth opportunities.

Steve Moster
Mr. Moster is Chairman of the Board’s Compensation Committee and a member of the Board’s Corporate Governance and Nominating Committee. From 2014 to 2024, Mr. Moster served as the CEO and Executive Director of Viad Corp (NYSE: VVI), a Phoenix-based diversified company. During his tenure, he led the company through a successful transformation, more than doubling its hospitality business and significantly enhancing the profitability of its event services segment. In 2025, he oversaw the sale of Viad to Truelink Capital and the creation of Pursuit Attractions and Hospitality, Inc. (NYSE: PRSU), a standalone, pure-play hospitality company. Prior to becoming CEO of Viad, Mr. Moster held several senior leadership roles there beginning in 2004. Earlier in his career, Mr. Moster was an Engagement Manager at McKinsey & Company and a Research Scientist at Kimberly-Clark Corporation. Mr. Moster holds a Bachelor of Chemical Engineering degree from Vanderbilt University and a MBA from the Tuck School of Business at Dartmouth College. He resides in Phoenix, Arizona, with his wife and daughter.

Director since January 2020 Age 56	Qualifications: Mr. Moster brings to our Board successful experience leading a well-established public company, executing growth strategies and improving operating efficiencies.

Cavco Industries, Inc.	www.cavco.com 11

Continuing Directors
Class I Directors — Current Terms Expiring in 2028

David Greenblatt
Mr. Greenblatt is Chairman of the Board’s Corporate Governance and Nominating Committee and a member of the Board’s Audit Committee. Mr. Greenblatt is the retired Senior Vice President and Deputy General Counsel for Eagle Materials Inc. (“Eagle Materials”) (NYSE: EXP), a company specializing in construction products and building materials headquartered in Dallas, Texas, where he worked from 2005 to 2012. He currently is a licensed practicing attorney in Texas and is the President of White Sand Investments, LLC, a privately-held real estate investment and management company. From 2000 to 2002, he was Senior Vice President – Mergers & Acquisitions for Eagle Materials. Mr. Greenblatt also held various roles with Centex Corporation (“Centex”) (formerly NYSE: CTX), a Dallas based homebuilder (now a part of PulteGroup, Inc.) (NYSE: PHM), including Vice President and General Counsel of its Investment Real Estate Group, Vice President and Assistant General Counsel of Centex and General Counsel of Cavco. Prior to joining Centex, Mr. Greenblatt was an associate in the corporate and securities group at the law firm of Hughes & Luce, LLP (now K&L Gates, LLP) in Dallas, Texas.

Director since October 2008 Age 64
Qualifications: In addition to his executive management and legal experience, Mr. Greenblatt brings to the Company’s Board his knowledge of the Company and industry by having served as the Company’s General Counsel while he was employed by Centex.

Richard Kerley
Mr. Kerley is Chairman of the Board’s Audit Committee, and a member of the Board’s and Legal and Compliance Oversight Committee. From May 2010 until May 2025, Mr. Kerley was a Director with ModivCare Inc. (Nasdaq: MODV), a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions for public and private payors and their patients in the United States, where he served as Audit Committee Chairman and Compensation Committee Chairman. From 2014 until May 31, 2019, Mr. Kerley was a Director of The Joint Corp. (Nasdaq: JYNT), a rapidly growing franchisor and operator of chiropractic clinics, where he served as Compensation Committee Chairman and a member of the Audit Committee. From 2008 to 2014, he was Chief Financial Officer and a Director of Peter Piper, Inc., a privately held pizza and entertainment restaurant chain until it was acquired by CEC Entertainment in 2014. From 2005 to 2008, Mr. Kerley was Chief Financial Officer of Fender Musical Instruments Corporation, a privately held manufacturer and wholesaler of musical instruments and equipment. Mr. Kerley spent over 30 years at Deloitte & Touche LLP, a multinational accounting and professional services firm, where he served as an audit partner from 1981 to 2005.

Director since February 2019 Age 76	Qualifications: Mr. Kerley brings to our Board valuable insight with his extensive audit, financial, and operational expertise.

12 2026 Proxy Statement

Continuing Directors

Julia Sze
Ms. Sze is a member of the Board’s Legal and Compliance Oversight Committee and Compensation Committee. Ms. Sze is a Chartered Financial Analyst charterholder with over 25 years of experience in the investment management field. She has been an Impact Investment Strategy Advisor with Julia W. Sze Consulting, since 2017. From 2004 until 2011, Ms. Sze served as Chief Investment Officer for families and foundations at two major U.S. banks. From 1991 until 2003, she was a fundamental analyst and portfolio manager leading funds in the Asia Pacific equity markets. From 2018 to 2025, Ms. Sze co-founded the Sustainable Finance Initiative at UC Berkeley’s Haas School of Business and developed foundational courses in the field. In 2022, she joined the faculty at the University of New Mexico’s Anderson School of Management. At both business schools, she teaches sustainable investment management and impact investing. In 2022, Ms. Sze joined Laird Norton Wealth Management, a Registered Investment Advisor. Also in 2022, Ms. Sze joined the Board of Directors of Turtle Beach Corporation (Nasdaq: TBCH), a leading provider of gaming accessories. Since 2018, Ms. Sze has served as a director of Tern Bicycles, a privately-held, Taiwan-based, urban transport business. Ms. Sze previously served as a member of the Board of Directors and Chair of the Assets and Liabilities Committee of New Resource Bank (formerly OTC: NRBC) from 2016 until it merged with Amalgamated Bank in 2017. From 2006 to 2017, Ms. Sze served on the Investment Committee and Board of Trustees of the Marin Community Foundation that manages over $5 billion in philanthropic capital on behalf of donors.

Director since May 2019 Age 59	Qualifications: Ms. Sze brings to our Board significant experience in strategic planning, financial oversight, business development, and best practices in sustainability and corporate governance.

Cavco Industries, Inc.	www.cavco.com 13

Continuing Directors

CORPORATE GOVERNANCE OVERVIEW
The business and affairs of Cavco are conducted under the direction of our Board, in accordance with the terms of our Restated Certificate of Incorporation and Bylaws. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling, and direction to our management team. Our Board meets on a regular basis throughout the year and additionally as required. Under our Corporate Governance Guidelines, and pursuant to the requirements of the SEC, The Nasdaq Stock Market LLC ("Nasdaq"), and the State of Delaware, our Board is made up of a majority of independent Directors selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he or she will be able to serve on the Board for a sustained period, giving due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise, and personal backgrounds. Our Restated Certificate of Incorporation provides that our Board shall not have fewer than one director nor more than fifteen.
Director Independence
Our Board is currently composed of eight Directors, and independent Director Steve Bunger serves as the Chairman of the Board (the "Chairman" or "Chair"). The Board has affirmatively determined that all the members of the Board, other than Bill Boor who serves as the President and CEO of Cavco, are “independent” in accordance with: (1) the applicable requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act" or "1934 Act"), and the rules adopted by the SEC; and (2) applicable Nasdaq listing rules (the "Nasdaq Rules").
Board Leadership Structure
The Board has adopted a policy separating the position of the Chair of the Board from the position of President and CEO in order to enhance the independence of the Board.
The Board’s Role in Risk Oversight
The Board oversees the Company’s risk profile and management’s processes for assessing and managing risks associated with our business operations and strategies. The Board expects management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. Management is responsible for assessing and handling the Company’s risks which is facilitated through the creation of appropriate risk management policies and procedures. Further, management informs the Board of the Company’s most significant risks and the proposed strategies for managing those risks.
The Board also provides oversight of risk through its four standing committees:
•The Audit Committee reports to the Board regarding the adequacy of our risk management processes related to financial exposures and the steps management has taken to monitor and control such financial risks. To assist the Audit Committee in overseeing risk management, the Company’s Director of Internal Audit meets regularly with the Audit Committee, including meeting with it in executive session on a quarterly basis. Our Internal Audit team provides the Audit Committee with an assessment of the Company’s financial risks, internal controls and a summary of all completed internal audits.
•The Legal and Compliance Oversight Committee reports to the Board and oversees the development and implementation of the Company's legal and compliance related programs, including Cavco's data security program. The General Counsel & Chief Compliance Officer meets regularly with the Legal and Compliance Oversight Committee and updates it quarterly on the legal and compliance programs, processes, and regulatory matters impacting the Company.
•The Compensation Committee oversees the design of the executive compensation program to ensure it aligns with stockholder interests. The Compensation Committee recommends to the Board compensation arrangements between the Company and our executive officers and approves all grants of equity to employees and Directors.
•The Corporate Governance and Nominating Committee oversees and advises the Board and management on the Company’s governance practices, including the Board’s selection of directors, the annual self-evaluation of the Board, and the development and maintenance of the Company's corporate governance guidelines.

14 2026 Proxy Statement

Director Nominating Process

Selection of Directors
The Corporate Governance and Nominating Committee of the Board is responsible for overseeing the process of nominating individuals to stand for election as Directors.
At this year’s Annual Meeting Directors Susan Blount, Bill Boor, and Lisa Daniels are standing for election. Ms. Blount has been a member of the Board since 2019. Mr. Boor has been a member of our Board since 2008. Ms. Daniels was appointed to our Board in October 2025.

Director Qualifications	In evaluating the suitability of individual nominees, nominees for Director are selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, independence from the Company, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he/she will be able to serve on the Board for a sustained period.

Diversity	In connection with the selection of nominees for Director, the Corporate Governance and Nominating Committee gives due consideration to diversity in perspectives, backgrounds, business experiences, and professional expertise among the Board members and Director nominees.

Nominations by Stockholders
Our Bylaws specify the manner stockholders may make nominations for the election of Directors. Under the Bylaws, in order to bring a proposal before a meeting of stockholders, including the nomination of directors, a stockholder must timely deliver proper notice. The procedures for such notice are set forth below under "Additional Information-Stockholder Director Nominations and Stockholder Proposals for the 2027 Annual Meeting".

Majority Vote Policy for Director Elections
The Board has adopted a policy which provides that, if a Director up for election does not receive a majority of the votes cast, such Director will submit an irrevocable resignation to the Corporate Governance and Nominating Committee or such other committee designated by the Board. The committee receiving the resignation will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board will act on the resignation, taking into account the committee’s recommendation, and the Company will publicly disclose the Board’s determination by filing the appropriate disclosure with the SEC detailing the Board’s determination and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee or another designated committee, in making its recommendation, and the Board in making its decision, may each consider any factors and other information that they consider appropriate and relevant. If the Board accepts a Director's resignation, or if a Director nominee is not elected and the nominee is not an incumbent Director, then the Board may fill the resulting vacancy pursuant to our Restated Certificate of Incorporation and the Bylaws. This policy applies only to uncontested elections of Directors.

Cavco Industries, Inc.	www.cavco.com 15

Board Experience, Expertise, and Composition
Skills Matrix
Our Directors collectively possess the expertise, leadership skills, and diversity of experiences and backgrounds to oversee management’s execution of our growth strategy and protect long-term stockholder value. The skills matrix below reflects the Board's assessment of the qualifications of our Directors and more detailed information can be found in the Director biographies above.

	S. Bunger	S. Blount	B. Boor	L. Daniels	D. Greenblatt	R. Kerley	S. Moster	J. Sze

Industry Experience MH/FS *	MH	FS	MH	FS	MH			FS
Manufacturing Operations	•		•			•
Mergers & Acquisitions/ Corporate Development	•		•	•	•	•	•
Financial/Accounting	•	•	•	•	•	•	•	•
Legal/Regulatory		•		•	•
Strategic Planning	•		•	•			•
Other Public Company Board Experience	•	•	•			•	•	•
ESG Experience **	SG	SG	ESG	SG	G	G	G	ESG
*Manufactured Housing (“MH”), Financial Services (“FS”)
** Environmental (“E”), Social (“S”), and Governance (“G”) (collectively, “ESG”)
Board Composition
The following charts provide information on the current composition of our Board. Ethnic diversity refers to an underrepresented minority which the Company defines as an individual who self-identifies in one or more of the following groups: African American or Black, Alaskan Native or Native American, Asian, Hispanic or Latinx, Native Hawaiian or Pacific Islander, or two or more races or ethnicities. Currently, one member of our Board identifies as ethnically diverse.

16 2026 Proxy Statement

Board Experience, Expertise, and Composition

Board Diversity Matrix (as of June 16, 2026)

Total Number of Directors: 8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-
Meeting Participation in 2026
The Board held seven meetings during fiscal year 2026. Each Director attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of Board committees of which the Director was a member (during the periods for which he or she served on the Board and such committees). The independent Directors also met regularly in executive sessions during the year. All Board members are expected to attend the Company’s annual meeting of stockholders, unless an emergency or unavoidable conflict prevents them from doing so. All Directors attended our 2025 annual meeting of stockholders held on July 29, 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our Directors, certain officers designated under Section 16(a) ("Section 16 Officers"), and greater-than-ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. Based solely on our review of such forms filed electronically with the SEC and written representations of such persons, we believe that during fiscal year 2026 all of our Section 16 Officers and Directors complied with all filing requirements of Section 16(a).

Cavco Industries, Inc.	www.cavco.com 17

Director Compensation
The Compensation Committee of the Board reviews annually all cash and noncash compensation to be paid to our non-employee Directors and recommends any proposed changes to the Director Compensation Policy to the Board for approval. In fiscal year 2026, our Director Compensation Policy set forth the following compensation for our Directors:
•All non-employee Directors were paid an annual cash retainer of $75,000.
•The annual fees paid to each non-employee Director for service on Board committees was:
◦Audit Committee: Chair $20,000 and Members $10,000
◦Compensation Committee: Chair $20,000 and Members $7,500
◦Corporate Governance and Nominating and Legal and Compliance Oversight committees: Chair $15,000 and Members $7,500
•The Chairman of the Board received an additional annual cash retainer of $50,000.
•Except for the Chairman, who was awarded an annual equity award of approximately $170,000 in time-based restricted stock units (“RSUs”), all non-employee Directors were awarded approximately $120,000 in value of RSUs that vest 100% upon the anniversary of the grant date (or next annual meeting of stockholders, if earlier).
•All Board members were reimbursed for reasonable travel expenses to attend Board and committee meetings.
Directors who are also employees of the Company do not receive any special or additional remuneration for service on the Board. The following table provides specific information regarding the compensation paid to each non-employee Director under our Director Compensation Policy during the fiscal year ended March 28, 2026:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Susan Blount	105,000	120,211	225,211
Steve Bunger	125,000	170,368	295,368
Lisa Daniels (2)	46,250	60,024	106,274
David Greenblatt	107,500	120,211	227,711
Richard Kerley	110,000	120,211	230,211
Steven Moster	102,500	120,211	222,711
Julia Sze	92,500	120,211	212,711
(1)Amounts in this column represent the fair value of the RSUs granted based on the closing price of our stock on the grant date of each award, in accordance with the requirements of Accounting Standards Codification Subtopic 718. For discussion and assumptions used in computing the fair value of awards granted see Note 18 "Stock-Based Compensation" of our Consolidated Financial Statements included in our 2026 Annual Report. The aggregate number of unvested RSUs held by each Director as of March 28, 2026, was: Ms. Blount – 290 RSUs; Mr. Bunger – 411 RSUs; Ms. Daniels – 102 RSUs; Mr. Greenblatt – 290 RSUs; Mr. Kerley – 290 RSUs; Mr. Moster – 290 RSUs; and Ms. Sze – 290 RSUs. Mr. Greenblatt has made a Board approved irrevocable deferral election as to his 290 unvested RSUs so that they will not be paid out until he retires from the Board or otherwise separates from Cavco. No Independent Directors held any unexercised options as of March 28, 2026.
(2)Ms. Daniels's Director compensation was pro-rated for her start date with our Board in October 2025.
Stock Ownership Guidelines
To further align the interests of Cavco’s leadership with those of our stockholders as well as promote our commitment to sound corporate governance, we have adopted Director and Executive Officer Stock Ownership Guidelines for key executives and all non-employee Directors. Our stock ownership guidelines are available on our website at investor.cavco.com/general-documents. For Directors, under these guidelines, on or before the fifth full fiscal year after the year of appointment or election, each Director should own and retain shares of our common stock equal to at least five times (5x) the annual cash retainer paid to Directors at that time.
Securities Trading Policy, Anti-Hedging, Anti-Pledging, No Short-Selling, and No Buying or Selling of Derivatives
The Board has approved a Securities Trading Policy governing the purchase, sale, or other dispositions of our securities by Directors, executive officers, employees, or the Company that is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable Nasdaq listing standards. Further, our policy prohibits hedging, pledging, short selling, and buying or selling derivatives related to the Company’s securities. The policy does not have a hardship exemption for Directors or executive officers as it pertains to these prohibitions. The Securities Trading Policy is available on our website at investor.cavco.com/general-documents.

18 2026 Proxy Statement

Board Committees
The Board has four standing committees:

AUDIT COMMITTEE	COMPENSATION COMMITTEE
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	LEGAL AND COMPLIANCE OVERSIGHT COMMITTEE
Each committee operates under a written charter adopted by the Board and reviewed by the Board at least annually. Each committee charter is posted on our website at investor.cavco.com/general-documents. Messrs. Boor and Bunger are not members of any committee of the Board.
Committee Composition
Each committee of the Board is comprised entirely of independent Directors. Each Director aside from Messrs. Boor and Bunger serves on two committees. Set forth below is information regarding each of the current committees and their composition as of the mailing date of this Proxy Statement:

DIRECTOR NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	LEGAL AND COMPLIANCE OVERSIGHT COMMITTEE
Susan Blount				CHAIR
Lisa Daniels
David Greenblatt			CHAIR
Richard Kerley	CHAIR
Steven Moster		CHAIR
Julia Sze

Cavco Industries, Inc.	www.cavco.com 19

Committees
Audit Committee

MEMBERS	KEY RESPONSIBILITIES

Richard Kerley*, Chair Lisa Daniels* David Greenblatt *Audit Committee Financial Expert
•Oversees the integrity of the Company’s financial statements;
•Approves all fees related to audit and non-audit related services provided by the independent registered public accounting firm;
•Has the sole authority to appoint, retain, terminate, and determine the compensation of the Company’s independent registered public accounting firm;
•Oversees the Company’s systems of internal accounting and financial controls;
•Meets with the Company’s independent registered public accounting firm outside the presence of management to discuss financial reporting, including internal accounting controls and policies and procedures;
•Reviews annual internal audit plan, including a fraud risk assessment;
•Reviews financial disclosures;
•Reviews and implements the Code of Conduct;
•Oversees the Company’s “whistle blower” procedures;
•Reviews and approves all related-party transactions; and
•Focuses on qualitative aspects of financial reporting to the stockholders of the Company as well as the Company’s processes to manage business, financial, and compliance with significant applicable legal, ethical and regulatory requirements.

THE COMMITTEE HELD FOUR MEETINGS DURING FISCAL YEAR 2026.

The Board has determined that both Mr. Kerley, the Chair of the Audit Committee, and Ms. Daniels qualify as an audit committee financial expert under SEC rules, each is independent for purposes of Item 407(d)(5), and each have the accounting and related financial-management expertise required under Nasdaq Rules. Mr. Kerley's and Ms. Daniels's qualifications to serve as an audit committee financial expert are set forth in their biographies under the headings “Continuing Directors” and "Nominees for Director Standing for Election" respectively. In addition, the Board has determined that each member of the Audit Committee possess the financial sophistication required by Nasdaq Rules and is “independent” under the additional independence requirements of Rule 10A-3 of the Exchange Act and the Nasdaq Rules applicable to audit committees. No Audit Committee member serves on the audit committee of more than two other public companies.
Prior to each quarterly earnings release, the Audit Committee met with management and the Company’s internal auditors to review the financial results.
Legal and Compliance Oversight Committee

MEMBERS	KEY RESPONSIBILITIES

Susan Blount, Chair Richard Kerley Julia Sze
•Assists the Board with the oversight of:
(1)regulatory, compliance, policy, and legal matters as well as related risks, both current and emerging, at the local, state, and federal levels that might impact the Company’s business; and
(2)the Company's identification, prioritization, and mitigation of key legal and regulatory risks, including those related to data security, labor and employment, and operational effectiveness.
•Oversees the Company’s implementation of legal and compliance related policies and procedures.

THE COMMITTEE HELD FOUR MEETINGS DURING FISCAL YEAR 2026.

The Legal and Compliance Oversight Committee is comprised entirely of independent Directors.

20 2026 Proxy Statement

Committees
Corporate Governance and Nominating Committee

MEMBERS	KEY RESPONSIBILITIES

David Greenblatt, Chair Lisa Daniels Steven Moster
• Identifies:
(1)Director candidates for its recommendation to the Board for election at the Company’s next annual meeting or to fill vacancies; and
(2)Candidates that it recommends to the Board for appointment as the Chairman of the Board.
• Develops and recommends the Company’s Corporate Governance Guidelines
•Oversees the effectiveness of the Company’s governance practices;
•Responds to stockholder requests and inquiries;
•Reviews and recommends Director training initiatives and reviews the Director onboarding process;
•Oversees the annual evaluation of the Board and its committees;
•Makes recommendations to the Board on the appointment of the Company's executive officers; and
•Considers director nominations for the Board from stockholders, as described above under “Director Nominating Process.”

THE COMMITTEE HELD FOUR MEETINGS DURING FISCAL YEAR 2026.

Each member of the Corporate Governance and Nominating Committee is “independent” under the independence requirements of the Nasdaq Rules applicable to nominating committees.
Compensation Committee

MEMBERS	KEY RESPONSIBILITIES

Steven Moster, Chair Susan Blount Julia Sze
• Oversees the Company's overall compensation structure, policies, and programs;
•Reviews and approves overall company goals and objectives related to executive compensation as well as evaluates executive performance in light of those goals;
•Administers the Company’s equity incentive plans, approving all awards and any proposed amendments or modifications;
•Reviews and recommends Board approval of compensation arrangements with executive officers of the Company;
•Oversees the Company’s Stock Ownership Guidelines;
•Provides Compensation Committee reports for inclusion in appropriate regulatory filings; and
•Engages a compensation consultant of its choice as needed and terminates the engagement at any time while determining the breadth and scope of the external compensation consultant’s services.

THE COMMITTEE HELD FIVE MEETINGS DURING FISCAL YEAR 2026.

Each member of the Compensation Committee is “independent” under the additional independence requirements of Exchange Act Rule 10C-1 and the Nasdaq Rules applicable to compensation committees. Additionally, each member meets the non-employee director requirements of Rule 16b-3 under the Exchange Act.
Compensation Committee Interlocks and Insider Participation
Mr. Moster and Mses. Blount and Sze served as members of the Compensation Committee in fiscal year 2026. None of these individuals have ever been an employee of the Company. During fiscal 2026, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or Compensation Committee served as an executive officer.

Cavco Industries, Inc.	www.cavco.com 21

CORPORATE RESPONSIBILITY
Our Stakeholders and Priorities
At Cavco, we are a leading designer and builder of factory-built dwellings which include manufactured homes, modular homes, commercial buildings, park model homes and vacation cabins. Founded in 1965, our operations include 33 homebuilding production lines, 92 retail locations, a mortgage, home-only and commercial lending business, and a captive insurance company all focused on factory-built homes. We are fortunate to be in a business which inherently provides enormous social good and offers environmental advantages compared to other home construction approaches. We build, sell, fund, and insure needed affordable homes.
At Cavco, we are focused on long-term value creation, and our core belief is that, over the long-term, the interests of our stakeholders focused on value creation and those focused on our environmental, social, and governance ("ESG") efforts are aligned. Therefore, our business strategy integrates our ESG efforts, rather than managing them as separate interests or initiatives.
We do not undertake ESG work that we view as inconsistent with long-term business value creation, and we do not take actions with perceived business benefits that are inconsistent with our ESG values. We believe there is no conflict between building long-term value and prioritizing Corporate Responsibility.
To us, "Corporate Responsibility" is making our key stakeholders our priority – which means prioritizing the following:

Our People	Our Homebuyers
Our Communities	Our Stockholders
Our business strategy – to build long-term value – incorporates the ESG factors we track and disclose as priorities aligned under each of these stakeholders. Each of these key stakeholders and the ESG factors that build long-term value for these stakeholders are further discussed in this section.
Board and Senior Management Oversight
Our Board oversees our business strategy with specific oversight of our ESG efforts. Cavco's executive leadership guides and develops our Corporate Responsibility priorities and provides regular updates to the Board. The Board and its committees support management’s strategy of integrating our priorities into our business strategy in ways that optimize opportunities to make positive impacts while advancing the long-term goals stated above.
In July 2021, we completed our first comprehensive report of ESG priorities when we posted our Corporate Responsibility Report—examining a range of key stakeholders, including investors, customers, employees, and rating organizations.
In 2022, we posted our second Corporate Responsibility Report as we continued to make notable progress on ESG matters, including the following:
•Purposefully integrated sustainability initiatives further into our operations.
•Created a cross-functional working group of senior executives to design and lead the Company’s ESG initiatives, prepare our Corporate Responsibility Reports, and monitor overall effectiveness of our ESG program. This ESG working group includes our CEO, the Presidents of our Manufacturing and Retail operations, and leaders of support functions such as Legal, Environmental, Safety, Finance, and Communications.
•Adopted an Environmental Stewardship Policy, a Product Safety and Quality Policy, and a Diversity, Equity, and Inclusion Policy, outlining the Company’s priorities-driven ESG strategy.
•Launched a dedicated “Environmental, Social and Governance” website and a FAQ page to communicate Cavco’s vision and priorities to employees, customers, investors, and vendors.
In September 2023, we published a wide range of disclosures about our Company consistent with the activity metrics of the Sustainability Accounting Standards Board ("SASB") Home Builders Industry Standard Version 2018-10.
In September 2024, we published our third Corporate Responsibility Report to further highlight our priorities-driven ESG strategy. This latest report, our 2023 SASB report, and more information about our ESG initiatives can be found at investor.cavco.com/general-documents/.

22 2026 Proxy Statement

Corporate Responsibility
Our People
Our priorities start with our people. The safety, success, and development of all of our team members is imperative to our success and building long-term value for the Company.
Safety

We believe operational excellence starts with safety. Employee safety is a top priority and our expanded approach to improving it has had a measurable and meaningful impact, not only in the lives of our people but on the value of our Company. In 2019, we committed ourselves to significantly improving safety. We are proud of the progress we have made since then in improving the safety of our worksites. In 2022, we began a company-wide safety initiative branded “Safety Now”. This program emphasizes safety awareness and provides training and incentives to create a “safety first” culture. As part of our intentional and focused safety training plan, we encourage many frontline supervisors and personnel to complete in depth OSHA training courses. Safety Now has played a role in lowering our Total Recordable Incident Rate (“TRIR”) across our facilities in calendar year 2025 to 4.82, which is our fourth straight year below our industry average TRIR. Since 2019, this is a 56% reduction in injuries to our people.
Our safety efforts are achieving measurable results:
•Since calendar year 2019 our TRIR has improved by 56% (from 10.97 to 4.82);
•Close to 80% of our production facilities are better than the industry average TRIR of 5.20 in the last calendar year;
•Since calendar year 2020, we have reduced our workers’ compensation experience modifier from 1.11 to 0.87, a 22% reduction; and
•Over the same period we've reduced workers' compensation costs as a percentage of payroll from 3.35% to 1.83%, a reduction of over 45%.

Culture

We also believe operational excellence is achieved through our culture. Specifically, our success is built on the belief that focusing our culture on a singular philosophy drives long-term value and makes us better. We call this philosophy ONE Cavco. ONE Cavco is who we are and what we do from the top of Cavco to the newest team members. ONE Cavco is the shared principles for how we operate that drive our decisions, behaviors, and performance. It is our culture. It is taught and emphasized from the first day a new team member joins Cavco.
Our culture is further strengthened by our diverse and inclusive workforce. Our goal is to establish and maintain a workplace that attracts, retains, and develops a workforce that is diverse in background, knowledge, skill, and experience. We believe these factors increase the quality of our products and build long-term value. We are committed to providing equal employment opportunities and training for all qualified applicants and employees without regard to sex, race, color, religion, national origin, age, disability, sexual orientation, gender identity, veteran status, or any other characteristic unrelated to job performance. We have an ongoing focus to continually improve our culture and talent management through best practices in Human Capital Management. We regularly review our compensation model to provide fair and inclusive pay practices throughout the business. As of the Record Date, the Company employed approximately 8,000 employees. Women represented 23% and self-identified ethnic and racial minorities represented 56% of the Company’s workforce.
We also have a distinct Learning and Development team ("L&D") focused on increasing performance through programs directly aligned with our business strategy. L&D has established targeted leadership training programs called Navigate, Ignition, and Accelerate. These programs were developed to enhance critical management skills for employees in supervisory roles to increase our leaders’ effectiveness at improving the motivation and performance of our workforce. Since 2021, 268 employees have completed Navigate, 206 employees have completed Ignition, and all of our plant general managers have completed the Accelerate program.

Cavco Industries, Inc.	www.cavco.com 23

Corporate Responsibility
Our Homebuyers
At Cavco, our Homebuyers are a key stakeholder. We build long-term value in the Company by meeting and exceeding their wants and needs. We prioritize our customers by providing high quality affordable housing and being a responsible steward of the environment they live in. Our efficient factory-built process is inherently more environmentally responsible than site-built construction. We are mindful of our cost effectiveness so we can support our priority of offering affordable housing. We intend to keep innovating to reduce waste from our manufacturing processes and increase the energy efficiency of our homes. Cavco is committed to building quality, energy efficient homes for the modern-day home buyer. Cavco invests in a variety of sustainable manufacturing processes to support this priority.
Our focus on improving the environmental performance of our homes involves design enhancements and choice of renewable materials. Our operations are designed to optimize product safety and quality. Cavco’s homes are built to relevant construction and safety codes. A majority of our homes are built in conformance with the Federal Manufactured Home Construction and Safety Standards requiring substantive testing on electricity, water, and gas pressure as well as additional safety issues.
Our homes are designed and built with environmentally-friendly features such as specially designed ventilation systems, high indoor air quality and energy-efficient envelopes. Additional highlights of our efforts and accomplishments that support this priority include:
•Utilizing high-efficiency electric equipment including LED and motion detector lighting, and high-efficiency HVAC units.
•Requiring all materials received from suppliers to comply with applicable building codes including federal Housing and Urban Development code ("HUD Code") standards where applicable.
Our Communities
Our Communities are a key stakeholder. We believe that prioritizing our communities by engaging as a positive corporate neighbor and focusing on environmental responsibility, with the objective of reducing costs and improving the sustainability of our operations, will build long-term value. We also believe this is important to our employees. Furthermore, we recognize that climate change is a growing risk for our planet, and we are committed to doing our part to mitigate this risk by placing increased focus and emphasis on environmental consciousness.
Our manufacturing process of building homes in centralized, environmentally protected facilities allows us to minimize adverse impacts on the environment. Cavco has implemented and invested in a variety of sustainable manufacturing processes to support this priority:
•Computer Numerical Control (CNC) implementation at 13 manufacturing facilities to reduce material waste in the production of our homes and enterprise-wide software upgrades to enable all of our production facilities to transition to CNC implementation.
•Ongoing elimination of single-use plastics and the implementation of refill stations to eliminate single-use water bottles.
•Encouraging environmentally friendly workplace practices by supporting recycling and separation of waste.
•Engaging with qualified third-party energy professionals to conduct regular inspections of our production facilities to provide utility and financial savings information.
•Although minimal water is used in our homebuilding process, we capture, store and reuse rainwater for landscaping needs.
Another example of prioritizing our Communities and the environmental sustainability of our production processes is the installation of modern and efficient solar panels at our facilities. Since 2023, we have installed solar systems at four of our production facilities: in our Glendale, Arizona; Emlenton, Pennsylvania; Shippenville, Pennsylvania; and Deming, New Mexico plants. In FY2026, the system produced 1,641,200 kWh, which is equivalent to saving 995,691 kilograms of CO2 emissions. The reduction in GHG emissions from these plants in FY2026 is equivalent to eliminating the pollution from 2,535,303 miles driven by an average gasoline-powered passenger vehicle. These results not only underscore the system's potential for generating clean energy from the sun, but also highlight the substantial environmental investment in, and impact of, Cavco's solar initiative. Given this, we intend to continue to evaluate additional renewable energy opportunities across our operations.
In addition to our focus on sustainable building practices, we believe Cavco strengthens communities by supporting volunteerism and participation in philanthropic initiatives. Our charitable efforts include:
•Homes for Our Own – an internal program for our team members created to provide education and financial assistance to employees who wish to become homeowners, which as of May 2026, 160 of our team members have completed and through which 29 team members have purchased homes;
•CAVCOmmunity Impact Program – created to help team members make a difference in local communities;
•Donations of building materials and volunteer labor to charitable causes;
•Monetary donations to many local charities in the communities we serve; and
•Financial support for volunteering activities of our business and operational teams.

24 2026 Proxy Statement

Corporate Responsibility
Our Stockholders
Our stockholders and potential investors are stakeholders because their belief in Cavco and investment in us drives long-term value. We prioritize corporate governance best practices, diligent compliance management, and risk management analysis and planning.
Governance
Cavco’s Board and senior management team believe that a strong focus on governance is foundational to long-term success. We emphasize a culture of accountability and are committed to conducting business in a manner that is fair, ethical, and responsible. We have established and maintain corporate-administered compliance and risk management programs and we regularly provide reports and updates to the Board across the range of governance, compliance and risk activities.

Our Board is composed of seven independent Directors and one management Director. Committees of fully independent Directors oversee our audit, compensation, nominating and corporate governance, and legal and compliance functions. We have fostered a culture of governance by adding five new directors with new and relevant skillsets to our Board over the last seven years. Our Directors' qualifications are disclosed above under our Corporate Governance Overview. We have established and continually review board practices and procedures to enable communications and controls. We have separated the role of CEO and Chairman of the Board in order to enhance the independence of our Board. We have a diverse Board that includes three women. The Board, our management team, and all of our employees are subject to a formal Code of Conduct and business ethics. Our Board is also governed by Corporate Governance Guidelines which, along with the charters of each Board committee and various governance policies, are reviewed consistently by our Board.
As a public company traded on Nasdaq, we are subject to rigorous controls, quarterly financial reviews, and annual audits. The Board oversees our audit, compliance, and enterprise risk management practices. Further, our Board as well as our compliance and risk management teams engage regularly with subject matter experts to identify, monitor, and mitigate risks associated with our business.
We protect the voting rights of all of our stockholders by having one class of stock that entitles each stockholder to one vote per share of common stock owned. Our Directors and employees are subject to an insider trading policy and a clawback policy to respectively ensure compliance with federal and state securities laws and deter financial misconduct. Our Directors and senior management team are also subject to Stock Ownership Guidelines which align their interests with the long-term performance of the Company and the interests of our stockholders.

Cybersecurity Risk Management and IT Security
As we disclosed in our 2026 Annual Report on Form 10-K, we maintain a comprehensive cybersecurity risk management program modeled on standards provided by organizations such as the National Institute of Standards and Technology and the International Organization for Standardization. Our cybersecurity program includes an incident response plan that addresses the detection, reporting, analysis, response, recovery, communication, documentation, and post-incident review of cybersecurity incidents. We test and evaluate this plan on a routine basis. For material cybersecurity risks, we have developed mitigation measures that are intended to reduce the likelihood and/or potential impact of such risks. We perform risk assessments throughout the year to identify and remediate potential cybersecurity threats and vulnerabilities. Our Board has delegated oversight of risks related to cybersecurity to the Legal and Compliance Oversight Committee and the review of materiality determinations of cyber incidents to the Audit Committee.
We also maintain an information security program to protect our information assets, including customer and consumer data. Our IT team works 24/7 and uses a combination of industry-leading tools and in-house innovative technologies to help protect our data. Our team members are responsible for complying with our data security standards and completing mandatory annual training to understand the behaviors and technical requirements necessary to keep customer information secure. We also provide ongoing education for team members to recognize and report suspicious activity. The primary goal of our data security program is to maintain defenses consistent with sound industry practices.
We believe these elements combined with a strategically selected Board and senior management team committed to a strong corporate governance culture have set the Company up for long-term success in our industry.

Cavco Industries, Inc.	www.cavco.com 25

MANAGEMENT
Executive Officers
Our Executive Officers are appointed annually by the Board pursuant to Rule 3b-7 of the Exchange Act and serve at the Board’s pleasure. Our Executive Officers as of May 19, 2026, are as follows:

Name	Position
Bill Boor	President & CEO
Allison Aden	Executive Vice President, Chief Financial Officer ("CFO"), & Treasurer
Seth Schuknecht	Executive Vice President, General Counsel, Chief Compliance Officer, & Corporate Secretary
Brian Cira	President, Manufacturing
Matt Niño	President, Retail
Jack Brandom	President, CountryPlace Acceptance Corp. (finance subsidiary)
Regan Fackrell	President, Standard Casualty Company (insurance subsidiary)

The following biographical information is provided for each of our Executive Officers:

Bill Boor
President & CEO
Age 60
Mr. Boor is the President and CEO of Cavco, commencing April 2019, and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewing company based in Cleveland, Ohio, a position he had held since September 2015. From 2007 to 2014, Mr. Boor served in various executive positions with Cleveland Cliffs Inc., including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer, and President of Ferroalloys. Prior to his employment with Cleveland Cliffs, Mr. Boor held key leadership roles at Eagle Materials Inc. (NYSE: EXP), Centex Corporation (formerly NYSE: CTX), Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG). In December 2025, he was appointed to the board of directors of La-Z-Boy Incorporated (NYSE: LZB). Mr. Boor is a Chartered Financial Analyst charterholder.

26 2026 Proxy Statement

Executive Officers

Allison Aden
Executive Vice President ("EVP"), CFO, & Treasurer
Age 65
Ms. Aden has served as the CFO and Treasurer of Cavco since August 2021. Previously, from July 2018 to August 2021, she served as EVP & CFO of Diversified Technologies, an industry-leading technology solutions provider delivering innovative digital media, collaborative broadcasting, electronic security and integrated IT solutions. Prior to joining Diversified Technologies, Ms. Aden served from November 2015 to May 2018 as EVP & CFO of Schweitzer-Mauduit International, Inc. (NYSE: SWM), a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Ms. Aden has also held key financial management positions with Americold Realty Trust, Inc. (NYSE: COLD), Brambles Limited (ASX: BXB), LNR Property Corporation, and PRG-Schultz International (Nasdaq: PRGX). In November 2024, she was appointed to the board of directors of Enpro Inc. (NYSE: NPO). Ms. Aden is a Certified Public Accountant.

Seth Schuknecht
EVP, General Counsel, Chief Compliance Officer, & Corporate Secretary
Age 49
Mr. Schuknecht has served as our General Counsel, Chief Compliance Officer, and Corporate Secretary since February 2024. Before joining Cavco, from August 2021 to February 2024, he was Senior Vice President and Deputy General Counsel at Hagerty, Inc. (NYSE: HGTY), a global specialty vehicle insurance company, where he developed and ran the company's 1933 and 1934 Act compliance and oversaw corporate governance, M&A, and employment law functions. From 2019 to 2021, he served as Corporate Counsel at Carvana, Inc. (NYSE: CVNA), a Fortune 500 e-commerce car company. Before moving to in-house legal roles, Mr. Schuknecht practiced law at international law firms Squire Patton Boggs LLP and DLA Piper LLP, where he advised clients on public securities law, corporate governance, M&A, and capital markets transactions. Prior to earning his law degree, Mr. Schuknecht served for a decade in the U.S. Navy as an officer and Naval Aviator in various leadership roles.

Brian Cira
President, Manufacturing
Age 65
Mr. Cira has over 30 years of experience in our industry. He has served as our President, Manufacturing, since July 2021. Mr. Cira previously served as a Regional Vice President at Cavco from 2019 to July 2021. From 2015 to 2019, he served as President of Fairmont Homes, which was acquired by Cavco in 2015. Mr. Cira spent over thirty years with Fairmont Homes in various positions of increasing responsibility including General Manager and President.

Cavco Industries, Inc.	www.cavco.com 27

Executive Officers

Matt Niño
President, Retail
Age 58

Mr. Niño has served as President, Retail, since March 2020. He served as EVP of Palm Harbor Villages, Inc. (“PHV”), the Company’s main retail division, from 2010 to March 2020, and in a similar role with Palm Harbor Homes, Inc. (“PHH”), from January 2003 until joining PHV at the time Cavco acquired the assets of PHH in April 2011. Mr. Niño joined PHH in 1997 as a Retail Sales Consultant and held various positions of increasing responsibility throughout his tenure with PHH. Prior to joining PHH, Mr. Niño spent seven years with the Pacesetter Corp. as a Sales Manager. Mr. Niño has over thirty years of retail experience.

Jack Brandom
President, CountryPlace Acceptance Corp.
Age 63

Mr. Brandom has served as the President of CountryPlace Acceptance Corp., Cavco’s finance subsidiary, since October 2023. Before that, he served as its EVP and Chief Operating Officer from August 2021 to October 2023 and its Vice President from 2013 to 2021 and from 2005 to 2008. From 2009 to 2012, Mr. Brandom was President of CSI SCORE, a technology company specializing in online marketing solutions. From 2002 to 2005, Mr. Brandom was President of CDM Data & Dealer Services, a Kelley Blue book company. From 1993 to 2001, Mr. Brandom served in various senior management positions with Conseco, Inc. including as President of its Manufactured Housing Division.

Regan Fackrell
President, Standard Casualty Company
Age 47

Mr. Fackrell has served as the President of Standard Casualty Company, Cavco’s insurance subsidiary since September 2024. Prior to joining the Company, he was the Head of National Brokerage at Trucordia, and from 2023 to 2024, he was the Director of Sales and New Producer Development at American Family Insurance. Prior to that, from 2021 to 2023, he served as the Head of Insurance for Entrata, an embedded insurance joint venture. From 2006 to 2021 he was the Director of New Business Development for American Family Insurance, where he held multiple leadership roles. Mr. Fackrell has extensive experience in brokerage operations, insurance distributions, and strategic partnerships.

28 2026 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to summarize the Company’s philosophy and objectives regarding the compensation of our named executive officers (“NEOs”), including each material element that the Company pays or awards to, or that is earned by, our NEOs. Cavco encourages you to read this CD&A in conjunction with the compensation tables following it. For the most recent fiscal year ended March 28, 2026, our NEOs were:

NEO	Position
Bill Boor	CEO
Allison Aden	CFO
Brian Cira	President, Manufacturing ("Mfg.")
Matt Niño	President, Retail ("Ret.")
Seth Schuknecht	General Counsel
This CD&A addresses and explains the numerical and related information contained in the Summary Compensation Table and tables following it relating to the period beginning March 30, 2025, and ending on March 28, 2026 ("FY2026").
Overview of the Company’s Compensation Program
The Company’s FY2026 executive compensation program consisted of three primary components: (1) cash compensation comprised of an annual base salary, (2) short-term incentive compensation comprised of a performance-based cash bonus, and (3) long-term incentive compensation, which consisted of awards of RSUs (i.e., time-based equity awards) and performance-based restricted stock units (“PRSUs”) which vest at the end of specified performance periods and pay out based upon the achievement of preapproved Company performance measures over the performance periods.

Component	Key Elements
Base Salaries	Market based to attract and retain an effective executive team

Short-Term Incentive Compensation
•Performance-based short-term incentive program
•For several positions, a portion of the award potential is determined by individual performance objectives
•Bonus payouts capped at 200% of target awards for CEO and CFO and 150% for all other NEOs

Long-Term Incentive Compensation
•Equity issued as PRSUs and RSUs to incentivize both performance and retention
•PRSU grants that are earned based upon Company achievement of 3-year performance targets; payouts are capped at 200% of target award
•RSU grants based on a targeted dollar value on grant date that vest annually over 3 years

Compensation Philosophy
We believe that our executive compensation program should align with the interests of our stockholders and be tied closely to performance. We view our compensation practices as a means for motivating and rewarding employees in relation to their accomplishments. Our approach is to provide incentive driven market-based compensation programs with the objective of hiring and retaining the talent best suited to deliver sustained high performance to the Company, its stockholders, and the customers we serve.

Cavco Industries, Inc.	www.cavco.com 29

Executive Compensation
Objectives of the Company’s FY2026 Executive Compensation Program
The Company’s executive compensation program was structured to achieve the following objectives:
•create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain performance measures of the Company that we believe have a direct effect on stockholder value;
•attract, retain, and motivate highly qualified and talented executives, enabling the Company to deliver superior results; and
•create substantial and competitive long-term compensation opportunities for individual Executive Officers based not only on long-term, corporate performance but also on sustained, long-term individual performance.
Role of the Compensation Committee
The Compensation Committee reviews the compensation paid to our Executive Officers annually and recommends to the Board for approval, all salary and other remuneration to our Executive Officers. The Compensation Committee operates pursuant to a written charter that sets forth its specific functions and responsibilities. Pursuant to its authority under its written charter, to the extent permitted by Nasdaq Rules and applicable legal requirements, the Compensation Committee may form subcommittees and delegate specified duties and responsibilities to those subcommittees. The Compensation Committee Charter is posted on our website at investor.cavco.com/general-documents.
Role of Management in Establishing and Awarding Compensation
The CEO may assist the Compensation Committee by making recommendations concerning the Company’s performance objectives upon which short-term and long-term incentive compensation is based. Additionally, the CEO annually reviews the performance of the other Executive Officers and presents his conclusions and recommendations regarding salary, short-term incentive payout adjustments, and long-term incentive awards to the Compensation Committee for its consideration. The Compensation Committee does not receive any recommendations from the CEO regarding his own compensation.
Role of the Independent Compensation Consultant
Pursuant to the authority granted to it in its charter, the Compensation Committee engaged Pearl Meyer Partners, LLC (“Pearl Meyer”) as an independent compensation consultant to provide advice related to the Company’s executive compensation programs for FY2026.
Pearl Meyer reports directly to the Compensation Committee. The Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair. However, the Compensation Committee ultimately has sole authority to make suggestions and recommendations to the Board related to potential compensation for our Executive Officers.
The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee has determined that Pearl Meyer’s work for the Compensation Committee has not raised any conflicts of interest consistent with the guidance provided by the SEC or Nasdaq.
In making this determination, the Compensation Committee considered the following:
•Pearl Meyer did not provide any services to the Company, or its management, other than services to the Compensation Committee. Pearl Meyer’s services were limited to executive and director compensation consulting. Specifically, Pearl Meyer does not provide to the Company, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;
•Fees paid to Pearl Meyer by the Company were less than 1% of Pearl Meyer’s total revenue;
•Pearl Meyer maintains a Conflicts Policy containing specific policies and procedures designed to ensure independence;
•None of the Pearl Meyer consultants on the Company’s matters had any business or personal relationship with the members of the Compensation Committee;
•None of the Pearl Meyer consultants on the Company matters, or Pearl Meyer, had any business or personal relationship with Executive Officers of the Company; and
•None of the Pearl Meyer consultants on the Company matters own Company stock.

30 2026 Proxy Statement

Executive Compensation
Clawback Policy
The Board has adopted a policy providing for the recoupment from certain executives of incentive compensation in the event of an accounting restatement or the occurrence of other clawback events described in the policy (the "Clawback Policy"). The policy is designed to deter and prevent detrimental conduct and to protect our investors from financial misconduct. The Clawback Policy is posted on our website at investor.cavco.com/general-documents.
Stockholder Approval of our Compensation Decisions
At the 2025 Annual Meeting of Stockholders, held on July 29, 2025, the Company’s stockholders approved the advisory (non-binding) vote on executive compensation with approximately 98.7% of the shares entitled to vote and represented by person or by proxy cast in favor of the proposal regarding the Company’s executive compensation program. Our Board and management believe this vote indicates support by our stockholders for our executive compensation program and amounts.
Benchmarking Methodology
Market pay levels are one of many elements used by the Company to maintain competitive pay opportunities for our Executive Officers. For the design of the Company’s FY2026 executive compensation program, the Compensation Committee approved a peer group of 18 national companies in the building products, homebuilding, and related industries for the purposes of benchmarking total compensation for our Executive Officers. The peer group companies were analyzed and recommended by our independent compensation consultant and our Compensation Committee approved the peer group set forth below. The Compensation Committee considered companies with similar revenue and market cap positions to Cavco and sought to place Cavco at approximately the peer group median. We believe that this peer group provides a meaningful composite of companies in similar industries, in various stages of growth, to establish an appropriate benchmark comparison for Cavco.

American Woodmark Corporation
Apogee Enterprises, Inc.
Armstrong World Industries, Inc.
Beazer Homes USA, Inc.
Century Communities, Inc.
Champion Homes, Inc.
Dream Finders Homes, Inc.
Gibraltar Industries, Inc.
Green Brick Partners, Inc.

Installed Building Products, Inc.
LGI Homes, Inc.
M/I Homes, Inc.
Patrick Industries, Inc.
Quanex Building Products Corp.
Simpson Manufacturing, Inc.
Trex Company, Inc.
TRI Pointe Homes, Inc.
WillScot Holdings Corp.

Cavco Industries, Inc.	www.cavco.com 31

Components of Annual Executive Compensation
1.Base Salary
Executive Officers base salaries serve as the basic component of our executive compensation program. The purpose of the base salary is to provide a fixed amount of non-variable cash compensation that is generally competitive with market practices to attract and retain an effective management team. Consistent with our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall total target compensation. We believe the NEO base salaries are appropriate when compared to market benchmarks and based on the Executive Officers’ roles, responsibilities, experience, and contributions to the Company. For fiscal years 2025 and 2026, the Board approved the following base salaries for each of our NEOs:

Name	2025 Annual Base Salary	2026 Annual Base Salary	Percentage Increase
Bill Boor, CEO	$1,100,000	$1,100,000	0%
Allison Aden, CFO	$650,000	$675,000	4%
Brian Cira, President (Mfg.)	$250,000	$250,000	0%
Matt Niño, President (Ret.)	$200,000	$200,000	0%
Seth Schuknecht, General Counsel	$375,000	$400,000	7%
2.    Short-Term Incentive Compensation
The second component of annual executive compensation is our short-term incentive program ("STIP"). The FY2026 STIP consisted of an annual cash incentive bonus based upon two factors: (I) Company performance, and (II) individual objective-based performance. In addition, Messrs. Cira and Niño both have a third performance factor in computing their FY2026 STIP payout based on the profits of the business operations each oversees. Mr. Boor's STIP payout was predicated solely on Company performance. The following table summarizes the component and total STIP payouts made to our NEOs for FY2026:

Name	Company Performance Component	Individual Objective Component	Business Profit Component	Total STIP Payout
Bill Boor, CEO	$2,120,915	—	—	$2,120,915
Allison Aden, CFO	$702,511	$150,000	—	$852,511
Brian Cira, President (Mfg.)	$175,359	$100,000	$1,011,857	$1,287,216
Matt Niño, President (Ret.)	$58,453	$50,000	$973,358	$1,081,811
Seth Schuknecht, General Counsel	$350,717	$100,000	—	$450,717

An explanation of how the Company performance and the individual objective components were calculated follows.
I.Company Performance Component: For FY2026, the Target STIP payouts for the Company performance component are expressed below as a percentage of each NEO's base salary, the Threshold and Maximum are then expressed in comparison to Target:

Name	Threshold (x of Target)	Target	Maximum (x of Target)
Bill Boor, CEO	0.5x	144%	2x
Allison Aden, CFO	0.5x	104%	2x
Brian Cira, President (Mfg.)	0.5x	60%	1.5x
Matt Niño, President (Ret.)	0.5x	25%	1.5x
Seth Schuknecht, General Counsel	0.5x	75%	1.5x

32 2026 Proxy Statement

Executive Compensation
In May 2025, the Board approved two metrics to measure FY2026 STIP Company performance and align our NEOs' incentives with our stockholders' interests.
•Factory-Built Housing Profits. 90% of the Company performance payout was based on FY2026 factory-built housing segment adjusted pre-tax profit, where target was based on the budgeted pre-tax profit, with threshold attainment being at 70% of the budget and maximum/stretch attainment being 130% of the budget; and
•Financial Services Profits. 10% of the Company performance payout was based on FY2026 financial services segment adjusted pre-tax profit, where target was based on the budgeted pre-tax profit, with threshold attainment being at 70% of the budget and maximum/stretch attainment being 130% of the budget.
A graphical depiction of the FY2026 Company performance targets and actual results are set forth below:

90% of factory-built housing – Earnings driven corporate STIP	10% of financial services – Earnings driven corporate STIP

As depicted above, the Company achieved 108% of target for factory-built housing profits (90% of payout for Company performance component) and 308% of target for financial services profits (10% of payout for Company performance component). Given these results, in May 2026, the Board approved Company performance payouts for FY2026 to Mr. Boor, Ms. Aden, and Messrs. Cira, Niño, and Schuknecht of $2,120,915, $702,511, $175,359, $58,453, and $350,717, respectively. These payments are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
In addition to the Company performance-based STIP payouts described above, Mr. Cira and Mr. Niño are both eligible to receive an additional performance driven component based on the percentage of pre-tax income of the manufacturing and retail operations each respectively oversees. In FY2026, Mr. Cira received $1,011,857 for the performance of the manufacturing operations he oversees. Mr. Niño received $973,358 for the performance of the retail operations he oversees. These payments are also reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
II.Individual Objective-Based Performance Component: The elements that comprise each NEO's individual performance objectives vary by position and are mutually agreed upon by each NEO and the CEO. These objectives consist of measurable goals that have a meaningful impact upon our overall financial performance as well as each executive's professional development.
In May 2025, the Board set the following FY2026 individual performance STIP targets for our NEOs as a percentage of each NEO's base salary: For Ms. Aden, an award of 22% of her base salary; for Mr. Cira, an award of 40% of his base salary; for Mr. Niño, an award of 25% of his base salary; and for Mr. Schuknecht, an award of 25% of his base salary.
In May 2026, for the achievement of individual performance objectives in FY2026, the Board approved payments for this individual performance STIP component to Ms. Aden and Messrs. Cira, Niño, and Schuknecht in the amounts of $150,000, $100,000, $50,000, and $100,000, respectively. Like the Company performance component payments, these payments are also reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Cavco Industries, Inc.	www.cavco.com 33

Executive Compensation
3.    Long-Term Incentive Compensation
The third part of annual executive compensation is our long-term incentive program ("LTIP"). The Company’s FY2026 LTIP consisted of two types of equity awards: (I) RSUs (time-based vesting) which make up 40% of the LTIP award and are designed to incentivize retention of our executives, and (II) PRSUs (performance-based vesting) which make up 60% of the LTIP award and are designed to align our executives' interests with our stockholders' interests by incentivizing Company performance.
In May 2025, the Board approved FY2026 LTIP awards of RSUs and PRSUs to the NEOs as set forth in the table below. All awards were made pursuant to the Company’s 2023 Omnibus Equity Incentive Plan (the “2023 Stock Plan”). The values of each NEO's RSUs and PRSUs are disclosed below in the Summary Compensation and Grants of Plan Based Awards tables.

Name	FY2026 RSUs (#)	FY2026 PRSUs at target (#)
Bill Boor, CEO	3,650	5,450
Allison Aden, CFO	962	1,443
Brian Cira, President (Mfg.)	270	405
Matt Niño, President (Ret.)	231	347
Seth Schuknecht, General Counsel	385	578
I.FY2026 RSUs: The RSUs awarded for FY2026 are subject to a time-based vesting schedule such that 33% of the shares vest on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date. RSUs make up 40% of the FY2026 LTIP awards to our NEOs.
II.FY2026 PRSUs: PRSUs make up the remaining 60% of the value of the FY2026 LTIP awards to our NEOs. The metrics used for the design of the FY2026 PRSUs issued to our NEOs incentivize performance over a period of three years in three distinct areas: value creation, growth, and effective capital deployment.
•Value creation is measured by total shareholder return relative to our peer group.
•Growth is measured by our volume improvement compared to the manufactured housing industry.
•Effective capital deployment is measured by return on invested capital.
These three components are weighted 33%, 33%, and 34% respectively when determining overall performance for the period and are measured individually on threshold (50%), target (100%), and stretch (200%) levels. The shares issued under the FY2026 PRSU awards will be measured and issued in May 2028, at the end of the three-year performance period for these PRSUs which is FY2026 through fiscal year 2028.
Earnout of Fiscal Year 2024 PRSU Awards at Conclusion of Performance Period
On May 18, 2026, the Board approved the payout of previously issued PRSUs to our NEOs which were primarily awarded in May 2023 (the "FY2024 PRSUs"). The FY2024 PRSUs were measured by performance during fiscal years 2024, 2025, and 2026, which ended on March 28, 2026 (the "Performance Period"). The grant date value of these FY2024 PRSUs was previously disclosed as a component of the executive LTIP compensation paid to our NEOs for fiscal year 2024 ("FY2024") and discussed further in the CD&A section of our proxy filed with the SEC on June 14, 2024 (the "2024 Proxy"). See the discussion under "Components of Executive Compensation—Long-Term Incentive Compensation" and the Summary Compensation Table of the 2024 Proxy. The performance measures for the FY2024 PRSUs consisted of growth and value creation, weighted equally and measured individually on threshold (50%), target (100%), and stretch (200%) levels. The results of these measures from the Performance Period are set forth below:

Measure	Threshold 50%	Target 100%	Stretch 200%	Actual Results
Growth	>0%	5% increase	10%	14.9%
Value Creation	20th percentile	50th percentile	80th percentile	75th percentile
•Growth: was measured by an increase in the Company's market share of shipments of manufactured homes in our industry. At the beginning of the Performance Period the Compensation Committee set a base line market share by dividing the Company's annual shipments of factory built units by all HUD Code Home shipments made by our industry over the same period. Target performance was then set by the Compensation Committee at a 5% increase of this percentage of market share, where threshold performance would be no increase in this percentage and stretch achievement would be a 10% or greater increase of market share. Over the Performance Period the Company achieved a 14.9% increase of its base line market share, qualifying for full stretch achievement of this component.

34 2026 Proxy Statement

Executive Compensation
•Value Creation: was measured by total shareholder return relative to our peer group (“rTSR”) over the Performance Period. This was determined with respect to the Company and the rTSR comparator companies by dividing: (a) the sum of (i) the difference between the stock price at the beginning of the Performance Period and the stock price at the end of the Performance Period, plus (ii) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the Performance Period, by (b) the applicable stock price at the beginning of the Performance Period. To determine the Company’s percentile ranking, the Company and each rTSR comparator company are arranged by their respective total shareholder returns (highest to lowest). The target was set at the Company being at the 50th percentile of this ranking of companies, where threshold performance would be a ranking at the 20th percentile of these companies and stretch achievement would be a ranking at or above the 80th percentile. Over the Performance Period ending on March 28, 2026, the Company was ranked at the 75.4th percentile of increases in rTSR of its peer group companies, achieving above target but less than stretch for this component.
Based on the metrics above for the FY2024 PRSUs, the table below sets forth (I) the target payout of these PRSUs awarded to each NEO primarily in May 2023, (II) the number of PRSUs actually issued to each NEO in May 2026, which is during our fiscal year 2027 and will be reflected in the Option Exercises and Stock Vested table of our proxy statement for fiscal year 2027, and (III) the percentage of target this payout represents:

NEO	FY2024 PRSU Target Payout (# of shares)	FY2024 PRSU Actual Payout (# of shares)	FY2024 PRSU Actual Percentage of Target (%)
Bill Boor, CEO	5,700	10,963	192%
Allison Aden, CFO	2,034	3,913	192%
Brian Cira, President (Mfg.)	712	1,370	192%
Matt Niño, President (Ret.)	509	979	192%
Seth Schuknecht, General Counsel (1)	423	814	192%
(1) Mr. Schuknecht joined the Company in February 2024, 10 months after the Performance Period began, and he was awarded a prorated amount of FY2024 PRSUs on May 22, 2024, based on the amount of time he was with the Company during the Performance Period, as discussed further in footnote 5 to the Summary Compensation Table and footnote 6 to the Outstanding Equity Awards at Fiscal Year-End table below.
Perquisites and Other Compensation
Cavco does not offer significant perquisites to its NEOs. The NEOs may participate in the Company’s 401(k) plan and other health and welfare programs that are available to all other full-time employees. Amounts contributed by the Company to our NEOs under Cavco's 401(k) plan are reflected in the All Other Compensation column in the Summary Compensation Table below.
Employment and Severance Agreements
The Company is a party to an employment agreement with Mr. Boor, effective as of April 15, 2019, and Severance Agreements with Ms. Aden, effective as of November 2, 2021, and Mr. Schuknecht, effective February 13, 2024. A description of the key provisions of these agreements follows. During FY2026, the Company did not have written or oral employment or severance agreements with Messrs. Cira and Niño.
Bill Boor’s Employment Agreement
Mr. Boor’s employment agreement provides for: (a) a base annual salary of $825,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options (the Company no longer issues options as part of its LTIP but instead issues RSUs and PRSUs in place of the options referenced in Mr. Boor's agreement), pursuant to the Company's current stock incentive plan, that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date; (c) an annual award of PRSUs, with each award providing for: (i) a three-year performance period with targets set by the Compensation Committee of the Board; (ii) performance-based vesting at a level of 50% for “threshold” performance, 100% for “target” performance, and 200% for “stretch” performance based on total shareholder return, growth and efficiency metrics as compared to Cavco’s Investor Peer Group and favorable value creation relative to industry metrics as reported by the Manufactured Housing Institute; and (d) an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of “threshold,” “target,” or “stretch,” which will result in a cash bonus equal to 50%, 100%, or 200% of the target amount, respectively.

Cavco Industries, Inc.	www.cavco.com 35

Executive Compensation
The employment agreement for Mr. Boor also includes provisions for payments to be made upon his termination under certain circumstances. If Mr. Boor is terminated without cause, or if he terminates the agreement for good reason, he will receive a severance payment equal to his then current base salary, plus the average bonuses paid to him over the previous three (3) calendar years; (b) accelerated vesting of any outstanding options; (c) a prorated amount of unvested performance-based equity awards would vest at the end of applicable performance periods based on actual performance of the Company; and (d) Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) coverage for up to twelve months following termination. In the event Mr. Boor is terminated due to death or disability, all of his unvested stock options awarded to him under his employment agreement would vest immediately and become exercisable and a prorated amount of his unvested performance-based equity awards would vest at the end of applicable performance periods based on actual performance of the Company. Should Mr. Boor be terminated without cause during the twelve month period following a change in control event, he will receive: (a) a severance payment equal to the sum of: (i) three (3) times his then current base salary plus (ii) three (3) times the average bonuses paid to him over the previous three (3) calendar years; (b) all of his unvested stock options would vest immediately; (c) his performance-based equity awards would vest at the “target” level of performance and be issued upon the terms of the applicable agreements at the end of applicable performance periods; and (d) COBRA coverage for up to twelve (12) months following termination. The employment agreement also includes customary provisions regarding confidentiality of information, non-disparagement, non-competition, and non-solicitation. The payment of any severance benefits under the agreement is contingent upon Mr. Boor’s execution of a customary release of claims.
Allison Aden’s Severance Agreement
Ms. Aden’s severance agreement provides for certain payments to be made upon her termination under certain circumstances, including a change of control. If Ms. Aden is terminated without cause she will receive: (a) a severance payment equal to the sum of: (i) one year of her base salary in effect as of the termination date, plus (ii) her annual target bonus amount as of the year of termination; (b) a pro-rated bonus payment for the period of time she was actually employed and worked during the fiscal year in which she is terminated, based on the target bonus amount for that year; and (c) COBRA coverage for up to twelve months following termination.
In the event there is a change of control and Ms. Aden is terminated without cause as a direct result of the change in control during the period between six months prior to or within twelve months after such change in control event, Ms. Aden will receive: (a) a severance payment equal to the sum of: (i) one year of her base salary in effect as of the termination date, plus (ii) her annual target bonus amount as of the year of termination; (b) a pro-rated bonus payment for the period of time she was actually employed and worked during the fiscal year in which she is terminated, based on the target bonus amount for that year; (c) immediate vesting of any equity awards that remain unvested upon termination where any performance awards will vest at the target level; and (d) COBRA coverage for up to twelve months following termination. The payment of any severance benefits under the agreement is contingent upon Ms. Aden’s execution of a customary release of claims.
Seth Schuknecht's Severance Agreement
Mr. Schuknecht's severance agreement provides for certain payments to be made upon his termination under certain circumstances, including a change of control. If Mr. Schuknecht is terminated without cause he will receive: (a) a severance payment equal to the sum of: (i) one year of his current base salary, plus (ii) his annual target bonus amount as of the year of termination; (b) a pro-rated bonus payment for the period of time he was actually employed and worked during the fiscal year in which he is terminated, based on the target bonus amount for that year; and (c) COBRA coverage for up to twelve months following termination.
In the event there is a change of control and Mr. Schuknecht is terminated without cause as a direct result of the change in control during the period between six months prior to or within twelve months after such change in control event, he will receive: (a) a severance payment equal to the sum of: (i) one year of his base salary in effect as of the termination date, plus (ii) his annual target bonus amount as of the year of termination; (b) a pro-rated bonus payment for the period of time he was actually employed and worked during the fiscal year in which he is terminated, based on the target bonus amount for that year; (c) immediate vesting of any equity awards that remain unvested upon termination where any performance awards will vest at the target level; and (d) COBRA coverage for up to twelve months following termination. The payment of any severance benefits under the agreement is contingent upon Mr. Schuknecht's execution of a customary release of claims.

36 2026 Proxy Statement

Executive Compensation
Stock Ownership Guidelines
Like Directors, our officers are also subject to our stock ownership guidelines. Our stock ownership guidelines are available on our website at investor.cavco.com/general-documents. Under these guidelines, officers should own and retain shares of our common stock as follows:

Executive Level	Required $ Value of Stock Owned	Time Frame

President & CEO	5x annual base salary	Within five years of appointment
CFO & Treasurer	3x annual base salary	Within five years of appointment
Executive Vice President	2x annual base salary	No time requirement
President - Manufacturing President - Retail Chief Accounting Officer Chief Information Officer Senior Vice Presidents Vice President, Human Resources	1x annual base salary	No time requirement

As disclosed above, our Securities Trading Policy prohibits officers and Directors from hedging, pledging, short selling, and buying or selling derivatives related to the Company’s securities. The policy does not have a hardship exemption for Directors or officers as it pertains to these prohibitions.
Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed the Company’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices protect against undue risk-taking and are not likely to motivate behavior that would be reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in the Proxy Statement for the 2026 Annual Meeting of Stockholders. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 28, 2026.
Compensation Committee
Steven W. Moster, Chair
Susan L. Blount
Julia W. Sze

Cavco Industries, Inc.	www.cavco.com 37

Summary Compensation Table
The table below sets forth information concerning the compensation and benefits paid to the Company’s NEOs during fiscal years 2026, 2025, and 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Bill Boor, CEO	2026	1,100,000	4,729,907	2,120,915	7,890	7,958,712
	2025	1,057,692	4,549,586	2,027,910	4,770	7,639,958
	2024	950,000	2,802,500	753,730	4,578	4,510,808
Allison Aden, CFO	2026	671,058	1,250,047	852,511	7,890	2,781,506
	2025	634,615	1,505,786	832,798	7,695	2,980,894
	2024	550,000	1,050,067	397,525	7,278	2,004,870
Brian Cira, President (Manufacturing)	2026	250,000	350,845	1,287,216	7,890	1,895,951
	2025	250,000	350,182	985,533	7,695	1,593,410
	2024	250,000	350,165	821,951	7,278	1,429,394
Matt Niño, President (Retail)	2026	200,000	300,427	1,081,811	12,839	1,595,077
	2025	200,000	299,955	884,617	7,695	1,392,267
	2024	200,000	250,160	1,046,718	7,278	1,504,156
Seth Schuknecht, General Counsel (4)	2026	396,058	500,539	450,717	7,229	1,354,543
	2025	371,154	648,786 (5)	411,519	6,939	1,438,398
(1)Amounts in this column represent the aggregate grant date fair value of both RSU and PRSU awards made in each fiscal year based on the closing price of the Company’s common stock on the grant date of each award, in accordance with the requirements of Accounting Standards Codification Subtopic 718. For discussion and assumptions used in computing the fair value of awards granted see Note 18 “Stock-Based Compensation” of our Consolidated Financial Statements included in our 2026 Annual Report. For each NEO, the amounts in this column attributed to PRSUs represent the grant date fair value of the PRSUs assuming performance is achieved at the target level, which is considered the probable outcome. For the PRSU grants in 2026, the amounts awarded to Messrs. Boor, Ms. Aden, Messrs. Cira, Niño, and Schuknecht at the target level are $2,832,747, $750,028, $210,507, $180,360, and $300,427 respectively. For the same PRSUs awarded in 2026, the grant date fair value of these PRSUs assuming achievement of the maximum level of performance for Mr. Boor, Ms. Aden, Messrs. Cira, Niño, and Schuknecht would be $5,665,493, $1,500,056, $421,014, $360,720, and $600,854, respectively.
(2)Amounts in this column represent the total amounts paid to each NEO for performance in each respective fiscal year under the STIP. Each payment was approved by the Board in May following the end of each respective fiscal year after determination of Company performance for the applicable year. The components that make up each STIP payment are discussed above under "Components of Annual Executive Compensation—2. Short-Term Incentive Compensation".
(3)For 2026 in the table above (which ended March 28, 2026), the “All Other Compensation” column includes: (i) for Messrs. Boor and Cira, and Ms. Aden, life insurance premium of $2,640 and 401(K) match of $5,250; (ii) for Mr. Niño, life insurance premium of $2,640, travel compensation of $4,949, and 401(K) match of $5,250; and (iii) for Mr. Schuknecht, life insurance premium of $1,979, and 401(K) match of $5,250.
(4)Mr. Schuknecht joined the Company in February 2024 and was not an NEO for FY2024.
(5)This value of Mr. Schuknecht's Stock Awards in 2025 includes (i) awards of RSUs and PRSUs as LTIP compensation for FY2025 (discussed further in the CD&A section of our proxy filed with the SEC on June 16, 2025 (see Components of Annual Executive Compensation—3. Long-Term Incentive Compensation) which had a grant date fair value of $400,057, and (ii) awards of RSUs and PRSUs for pro-rated FY2024 LTIP compensation awarded after the beginning of FY2025, which had a grant date fair value of $248,729, where both of these amounts assumed performance is achieved at the target level, which was considered the probable outcome. Assuming achievement of the maximum level of performance in both FY2024 and FY2025, the value attributed to PRSUs would increase the amount above to $779,599.

38 2026 Proxy Statement

Grants of Plan-Based Awards
The following table sets forth certain information with respect to all non-equity and equity incentive plan awards made to the NEOs from March 30, 2025 to March 28, 2026.

	Grant	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards: Number of shares of stock	Grant date fair value of stock awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#) (3)	($) (4)
Boor	05/20/2025	792,500	1,585,000	3,170,000	2,725	5,450	10,900	3650	4,729,907
Aden	05/20/2025	412,500	675,000	1,200,000	722	1,443	2,886	962	1,250,047
Cira	05/20/2025	75,000 (5)	250,000 (5)	325,000 (5)	203	405	810	270	350,845
Niño	05/20/2025	25,000 (6)	100,000 (6)	125,000 (6)	176	347	694	231	300,427
Schuknecht	05/20/2025	250,000	400,000	550,000	289	578	1,156	385	500,539
(1)Amounts in these columns represent the range of payments possible under our FY2026 STIP. The FY2026 STIP metrics were approved by the Board in May 2025 and subsequently measured and final payouts approved and distributed in May 2026. These payouts include components for (i) Company performance and (ii) individual performance, where individual performance components have no threshold or maximum attainment levels. For full discussion of non-equity incentive awards in these columns, see the “Short-Term Incentive Compensation” section above. As disclosed above, in May 2026 for FY2026 performance, Mr. Boor, Ms. Aden, Messrs. Cira, Niño, and Schuknecht received total payouts for FY2026 STIP of $2,120,915, $852,511, $1,287,216, $1,081,811, and $450,717 respectively.
(2)Amounts in these columns represent PRSU awards granted on the grant date in the table which vest at the end of the performance period in fiscal year 2028, and are to be issued in May 2028 subject to achievement of performance targets and Board approval.
(3)Amounts in this column represent RSU awards granted on the grant date in the table which vest annually on the anniversaries of the grant date, 33%, 33%, and 34% respectively, until fully vested on the third anniversary of the grant date.
(4)Amounts in this column represent the value of PRSUs and RSUs awarded to each NEO in FY2026, based on the closing stock price on the grant date multiplied by the number of shares granted, where the target amount for PRSUs is considered to be the probable outcome.
(5)These figures are estimated future payouts under the FY2026 STIP prior to the final payout being determined in May 2026, as described above, see Components of Annual Executive Compensation—2. Short-term Incentive Compensation. Mr. Cira's threshold amount does not include any payout for individual-based performance; his target amount includes his target for Company performance ($150,000) and 100% of his individual-based performance component ($100,000); and his maximum amount includes stretch for Company performance and attainment of 100% of his individual-based performance component. In addition, Mr. Cira’s total FY2026 STIP payout also includes eligibility to receive a percentage of pre-tax income of the manufacturing operations he oversees, with no threshold or maximum levels. For FY2026, the payout amount to Mr. Cira for manufacturing operations was $1,011,857.
(6)These figures are estimated future payouts under the FY2026 STIP prior to the final payout being determined in May 2026, as described above, see Components of Annual Executive Compensation—2. Short-term Incentive Compensation. Mr. Niño's threshold amount does not include any payout for individual-based performance; his target amount includes his target for Company performance ($50,000) and attainment of 100% of his individual-based performance component ($50,000); and his maximum amount includes stretch for Company performance and attainment of 100% of his individual-based performance component. In addition, Mr. Niño’s total FY2026 STIP payout also includes eligibility to receive a percentage of the pre-tax income of the retail operations he oversees, with no threshold or maximum levels. For FY2026, the payout amount to Mr. Niño for retail operations was $973,358.

Cavco Industries, Inc.	www.cavco.com 39

Outstanding Equity Awards at Fiscal Year-End
The following table discloses certain information regarding unexercised options, unvested stock, and equity incentive plan awards outstanding as of the end of FY2026, on March 28, 2026.

	OPTION AWARDS			STOCK AWARDS
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Bill Boor, CEO
4/15/2019	10,200	125.69	4/15/2026 (4)	—	—	—	—
6/21/2019	13,100	158.36	6/21/2026 (4)	—	—	—	—
5/20/2020	10,800	167.60	5/20/2027 (4)	—	—	—	—
5/15/2023	—	—	—	1,292	602,253	8,481	3,953,333
5/22/2024	—	—	—	2,747	1,280,487	6,150	2,866,761
7/30/2024	—	—	—	603	281,082	1,300	605,982
5/20/2025	—	—	—	3,650	1,701,411	5,450	2,540,463
Allison Aden, CFO
5/15/2023	—	—	—	462	215,357	2,956	1,377,910
6/12/2023	—	—	—	62	28,901	—	—
5/22/2024	—	—	—	910	424,187	2,036	949,061
5/20/2025	—	—	—	962	448,427	1,443	672,640
Brian Cira, President (Mfg.)
5/15/2023	—	—	—	163	75,981	1,300	605,982
5/22/2024	—	—	—	266	123,993	594	276,887
5/20/2025	—	—	—	270	125,858	405	188,787
Matt Nino, President (Ret.)
5/15/2023	—	—	—	117	54,538	928	432,578
5/22/2024	—	—	—	228	106,280	509	237,265
5/20/2025	—	—	—	231	107,678	347	161,751
Seth Schuknecht, General Counsel
2/13/2024	—	—	—	97	45,216	—	—
4/18/2024	—	—	—	36	16,781	80	37,291
5/22/2024	—	—	—	457 (5)	213,026	1,022 (6)	476,395
5/20/2025	—	—	—	385	179,464	578	269,429
(1)These RSU awards vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date, unless otherwise noted below.
(2)Market value amounts in these columns represent the product of the number of unvested RSUs multiplied by the closing price of our common stock, $466.14 per share, on the last business day of FY2026, March 27, 2026.
(3)These PRSU awards vest at the end of three year performance periods, subject to performance conditions as discussed above in Components of Annual Executive Compensation—3. Long-Term Incentive Compensation. The payout values of PRSU awards shown in the table above are at target amounts. For the awards granted in 2023 in the table above, and for Mr. Schuknecht as noted below in footnote 6, the performance period for these PRSUs ended on March 28 2026, and the Board issued the actual shares for these PRSUs on May 19, 2026. The payout for these PRSUs is further discussed above under "Earnout of Fiscal Year 2024 PRSU Awards at Conclusion of Performance Period".
(4)These options vested in equal amounts annually until they became fully vested on the third anniversary of each grant date.
(5)76 of these RSUs vested on April 18, 2026, and 78 RSUs vest on April 18, 2027. The remaining 303 RSUs vest as set forth in footnote 1.
(6)343 of these PRSUs were awarded as FY2024 LTI executive compensation as a pro-rated true-up for the amount of time Mr. Schuknecht was with the Company during the performance period for the FY2024 PRSUs which ended on March 28, 2026.

40 2026 Proxy Statement

Option Exercises and Stock Vested
The following table discloses certain information regarding options exercised by the NEOs and shares of stock vested for each NEO during the fiscal year ended March 28, 2026.

	OPTION AWARDS		STOCK AWARDS
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
Bill Boor, CEO	—	—	13,249	6,721,175
Allison Aden, CFO	—	—	4,559	2,318,477
Brian Cira, President (Mfg.)	1,000	368,060	1,872	954,543
Matt Niño, President (Ret.)	—	—	1,354	690,220
Seth Schuknecht, General Counsel	—	—	334	173,244
(1)This value is the difference between the market price of the option at exercise and the exercise price of the option multiplied by the number of shares acquired on exercise.
(2)This value is the number of shares of stock that vested during the time period from March 30, 2025, to March 28, 2026, multiplied by the market value of the shares on their vesting dates. For each NEO, these amounts include previously awarded RSUs and PRSUs that vested and were paid out during this time period. The portion attributed to PRSUs for this time period is the actual payout value of the fiscal year 2023 ("FY23") PRSUs which were awarded on May 25, 2022, and approved by the Board and issued on May 20, 2025, following the completion of the applicable performance period. These FY23 PRSUs are disclosed and discussed further in the CD&A section of our proxy statement filed with the SEC last year on June 16, 2025, see Components of Annual Executive Compensation—3. Long-Term Incentive Compensation—Earnout of Fiscal Year 2023 PRSU Awards at Conclusion of Performance Period.
Potential Payments upon Termination or Change-in-Control
The following table describes and quantifies the potential payments that we would provide to our NEOs in connection with termination of employment, including voluntarily, for good reason, cause, or upon a change in control, pursuant to the executives’ (I) various employment agreements (collectively "Employment Agreements"), which are more fully described above under "Employment and Severance Agreements", and (II) various RSU and PRSU award agreements (collectively "Equity Agreements"). The amounts that would actually be paid to an NEO upon a termination of employment would depend on the circumstances and timing of termination.
The terms “Good Reason”, “Cause”, and “Change in Control” are defined in the Employment Agreements and Equity Agreements. All severance payments under the Employment Agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company. Each of the Employment Agreements include customary provisions concerning the timing, limitation, and alteration of payments to comply with Section 409A of the Internal Revenue Code (the “Code”). For payments due to a termination upon a Change in Control, the terms of the Employment Agreements make payment due only upon a double trigger of both a Change in Control and termination without cause. Under the terms of the Equity Agreements all unvested stock would vest upon a Change in Control and the amounts below include the value of the acceleration of such stock vestings.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of benefits payable assumes that the termination occurred on the last business day of FY2026, which was March 27, 2026. For each equity award affected, the value of the acceleration of stock vestings was computed based on a closing price of $466.14 per share on March 27, 2026. Total termination benefits represent payments for severance, non-compete, and non-disclosure covenants.

NEO	Voluntary Termination by Executive Without Good Reason (1) ($)	Voluntary Termination by Executive With Good Reason ($)	Termination by Company Without Cause ($)	Termination by Company With Cause ($)	Termination Due to Death or Disability ($)	Termination Upon Change in Control ($)
Bill Boor, CEO	7,283,722	9,937,330	9,937,330	—	7,283,722	21,034,412
Allison Aden, CFO	2,275,954	—	4,325,377	—	2,275,954	5,736,124
Brian Cira, President (Mfg.)	717,597	—	717,597	—	717,597	1,123,397
Matt Niño, President (Ret.)	560,378	—	560,378	—	560,378	904,778
Seth Schuknecht, General Counsel	—	—	1,811,951	—	611,951	2,437,602
(1) Upon a voluntary termination by one of our NEOs without Good Reason, the amounts in this column reflect the value of accelerated vesting of stock under the terms of the Equity Agreements. These agreements would classify such voluntary termination as a Retirement for each NEO except Mr. Schuknecht, assuming the conditions of the agreements are met. Each such NEO would then be a "Good Leaver" and entitled to pro-rated vesting of their equity awards.

Cavco Industries, Inc.	www.cavco.com 41

CEO Pay Ratio Disclosure
In accordance with Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. In determining the median compensated employee, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industry, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.
Pursuant to applicable SEC rules, we may identify our median employee for purposes of providing the pay ratio disclosure once every three years and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. We have determined that there were no changes in our employee population or employee compensation arrangements in FY2026 that we believe would significantly impact our pay ratio disclosure and ultimately require us to identify a new median employee for FY2026. As a result, the employee representing the median employee for our FY2024 and FY2025 pay ratio calculation is the same employee selected for our FY2026 pay ratio calculation.

As reported in our 2024 Proxy Statement, excluding our CEO, we identified our median employee by preparing a list of all 6,351 individuals employed by the Company as of March 30, 2024, and examined the total compensation paid to each such individual as reflected in the Company’s payroll records. We included all employees (other than our CEO), whether employed on a full-time, part-time, seasonal or temporary basis. We annualized the compensation for any permanent employees who were not employed by us for all of FY2024. From that listing, we identified a small sample of 15 employees, consisting of the median employee and 14 other employees whose gross pay was very close to the median employee’s gross pay (“Median Group”). We then calculated annual total compensation for such employees using the same methodology we use to calculate NEO compensation for the Summary Compensation Table and selected the median employee from the Median Group.
The FY2026 annual total compensation of our CEO was $7,961,680; the FY2026 annual total compensation of our median employee, who is the same as it was in both FY2024 and FY2025, was $56,700; and the ratio of these amounts is 140:1.
Cavco's Practices Related to the Grants of Certain Equity Awards Close in Time to the Release of Material Non-Public Information
Our executive compensation program has not included awards of stock options as a part of the long-term incentive component since fiscal year 2021. We have no policy, program, practice, or plan pertaining to the timing of stock option grants to our NEOs coinciding with the release of material nonpublic information. We also have not timed the release of material non-public information for the purpose of affecting the value of any executive or Director compensation, and we have no plan to do so.

42 2026 Proxy Statement

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain measures of financial performance of the Company. See “Executive Compensation—Compensation Discussion and Analysis” above for additional information about how the Company aligns executive compensation with its performance.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO ($) (1)	Compensation Actually Paid to CEO ($) (2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($) (3)(4)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($) (2)(3)	Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (6)	Net Income ($ thousands) (7)	Adjusted Pre-tax Income ($ thousands) (8)

2026	7,958,712	4,051,714	1,906,769	1,562,533	201	128	191,188	245,762
2025	7,639,958	14,977,525	1,851,242	2,331,392	221	136	171,036	223,447
2024	4,510,808	6,134,601	1,416,578	1,577,378	172	167	157,905	198,235
2023	5,410,215	7,974,030	1,674,111	2,019,563	137	101	240,841	316,564
2022	4,717,716	4,520,893	1,130,149	1,076,439	105	86	197,742	209,610
(1)Represents the total compensation reported for our CEO, Mr. Boor, for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)In accordance with Item 402(v) of Regulation S-K, adjustments were made to the total compensation for our CEO and the average total compensation for the NEOs as a group (excluding our CEO) in each year’s respective Proxy Statement to determine the “compensation actually paid." These adjustments are detailed in the tables below. Fair values and changes in fair value for PRSUs included in the Compensation Actually Paid calculations were determined in accordance with ASC 718 and, for measurement dates prior to completion of the applicable performance period, reflect the number of shares based on the Committee’s assessment of the probable outcome of the performance conditions as of such measurement date.
(3)For FY2026 and FY2025, our non-CEO NEOs were Ms. Aden and Messrs. Cira, Niño, and Schuknecht. For FY2024, our non-CEO NEOs were Ms. Aden and Messrs. Cira, Niño, Dragash and Like. For FY2023, our non-CEO NEOs were Ms. Aden and Messrs. Cira, Niño and Dragash. For FY2022, our non-CEO NEOs were Messrs. Niño, Cira, Dragash and Bigbee and Mses. Aden and Reynolds.
(4)Represents the average total compensation reported for our non-CEO NEOs, derived from the “Total” column of the Summary Compensation Table in each year’s respective Proxy Statement.
(5)Represents the total shareholder return (“TSR”) on our common stock assuming an initial investment of $100 (with reinvestment of dividends) from the measurement period beginning on the last trading day before the Company’s earliest fiscal year in the table, through and including the end of the fiscal year for which cumulative TSR of the Company is being calculated.
(6)Represents the TSR for the iShares U.S. Home Construction ETF. For purposes of the table, an initial investment of $100 (with reinvestment of all dividends) is assumed to have been made in the iShares U.S. Home Construction ETF for the measurement period beginning on the last trading day before the Company’s earliest fiscal year in the table, through and including the end of the fiscal year for which cumulative TSR of iShares U.S. Home Construction ETF is being calculated.
(7)Represents our net income, in thousands, as reported in our Annual Report on Form 10-K for each of the years presented.
(8)Represents, in the Company’s assessment, the most important financial performance measure used to link compensation actually paid to our NEOs for the most recently completed fiscal year, to Company performance. Company-selected measure is Adjusted Pre-tax Income, which is Pre-tax income after adjustments, including costs related to: (i) Intangible write-off; (ii) unrealized gains and losses on equity investments; and (iii) deal costs.

Cavco Industries, Inc.	www.cavco.com 43

Pay versus Performance

	Year	Reported Summary Compensation Table Total ($)	Reported Value of Stock Awards ($) (a)	Stock Award Adjustments ($) (b)	Compensation Actually Paid ($)

	2026	7,958,712	(4,729,907)	822,909	4,051,714
CEO	2025	7,639,958	(4,549,586)	11,887,153	14,977,525
	2024	4,510,808	(2,802,500)	4,426,293	6,134,601
	2023	5,410,215	(2,300,175)	4,863,990	7,974,030
	2022	4,717,716	(1,915,335)	1,718,512	4,520,893
Average of non-CEO NEOs	2026	1,906,769	(600,464)	256,228	1,562,533
	2025	1,851,242	(701,177)	1,181,327	2,331,392
	2024	1,416,578	(460,881)	621,681	1,577,378
	2023	1,674,111	(437,678)	783,130	2,019,563
	2022	1,130,149	(212,686)	158,976	1,076,439
(a)Represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)Equity award adjustments for each applicable year are further detailed in the table below.

	Year	Year End Fair Value of Outstanding and Unvested Stock Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Stock Awards ($)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Year over Year Change in Fair Value of Stock Awards Granted in Prior Years that were Cancelled in the Year ($)	Total Stock Award Adjustments ($)

	2026	4,241,874	(2,481,475)	(633,567)	(303,923)	822,909
CEO	2025	6,398,802	5,709,381	(28,736)	(192,294)	11,887,153
	2024	3,791,070	1,234,763	(408,896)	(190,644)	4,426,293
	2023	3,482,430	1,103,758	277,802	—	4,863,990
	2022	2,194,560	14,285	(490,333)	—	1,718,512
Average of non-CEO NEOs	2026	538,508	(123,065)	(97,063)	(62,152)	256,228
	2025	908,038	301,957	(5,961)	(22,707)	1,181,327
	2024	545,595	169,585	(36,814)	(56,685)	621,681
	2023	665,665	86,371	25,442	5,652	783,130
	2022	196,698	4,411	(28,377)	(13,756)	158,976

44 2026 Proxy Statement

Pay versus Performance
Descriptions of Relationships of Information Presented in the Pay Versus Performance Table
Compensation Actually Paid and TSR
The following chart sets forth the relationship between compensation actually paid to our CEO, the average of compensation actually paid to our non-CEO NEOs, and the cumulative TSR of the Company and of iShares U.S. Home Construction ETF over the five most recently completed fiscal years.
Compensation Actually Paid and Net Income
The following chart sets forth the relationship between compensation actually paid to our CEO, the average of compensation actually paid to our non-CEO NEOs, and our Net Income during the five most recently completed fiscal years.

Cavco Industries, Inc.	www.cavco.com 45

Pay versus Performance
Compensation Actually Paid and Adjusted Pre-tax Income
The following chart sets forth the relationship between compensation actually paid to our CEO, the average of compensation actually paid to our non-CEO NEOs, and our Company selected performance measure—Adjusted Pre-tax Income, during the five most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Adjusted Pre-tax Income
Compensation Actually Paid ($)
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
Adjusted Pre-tax Income ($) (thousands)
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
209,610
$316,564
$198,235
$223,447
$245,762
2022
2023
2024
2025
2026
CEO
Average for Non-CEO NEOs
Company-selected measure

Company Performance Measures
Listed below are the financial and non-financial performance measures which in the Company’s assessment represent the most important performance measures used to link compensation actually paid to our NEOs for FY2026 to the Company’s performance:
•    Adjusted Pre-tax Income
•    Individual Objective Based Performance
•    Market Share
•Relative TSR; and
•    Effective capital deployment as measured by return on invested capital

46 2026 Proxy Statement

PROPOSAL 2:
Advisory Vote on the Compensation of the Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables the Company’s stockholders to vote on an advisory (non-binding) basis regarding the compensation of the Company’s NEOs (commonly referred to as “Say on Pay”). Consistent with the mandate of the Dodd-Frank Act, we are seeking stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the CD&A and the related compensation tables in this Proxy Statement). We currently present the Say on Pay advisory vote to our stockholders annually at each annual meeting of stockholders. The next Say on Pay advisory vote is expected to occur at the 2026 annual meeting of stockholders.
For a comprehensive description of our executive compensation program and philosophy, please refer to the narrative disclosures in the CD&A section of this Proxy Statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider the outcome when making future decisions concerning Cavco’s executive compensation program.
In deciding how to vote on this proposal the Board points out the following factors, many of which are more fully discussed in the CD&A:
•Our executive compensation programs are designed to depend significantly on the achievement of performance goals that the Compensation Committee believes drive long-term stockholder value;
•Our pay practices are designed not to encourage management to take unacceptable risks;
•Our Compensation Committee reviews peer group compensation to confirm that our programs are not outside the norm among peer group companies (see the CD&A subsection “Benchmarking Methodology”); and
•We believe the Company’s executive compensation programs are well suited to promote the Company’s objectives in both the short and long-term.
Recommendation of the Board

The Board recommends a vote “FOR” the following advisory resolution:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, Summary Compensation Table, related compensation tables, notes and narrative discussion in this Proxy Statement.

Cavco Industries, Inc.	www.cavco.com 47

Audit Fees
The following table represents the aggregate fees billed to Cavco for professional services provided by RSM US LLP (“RSM”) in the last two fiscal years.

	2026	2025

Audit Fees	$1,633,821	$1,505,500
Audit-Related Fees	-	-
Tax Fees	512,650	478,512
All Other Fees	-	-
Total	$2,146,471	$1,984,012
The Audit Committee has adopted policies and procedures pre-approving all audit and permissible non-audit services performed by RSM. These policies and procedures require that the Company may not engage RSM to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to a pre-approval authorization. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules and, if permissible, the potential effect of such services on the independence of RSM. The Audit Committee may also authorize any Committee member to approve any audit or non-audit related services that RSM may provide. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee. All of the audit fees, tax fees and all other fees resulting from services provided by RSM as set forth in the table above were pre-approved by the Audit Committee in accordance with the foregoing procedures.
As used in the above table:
•“Audit Fees” are the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of Consolidated Financial Statements included in the Company’s Form 10-K, internal controls and review of Consolidated Financial Statements included in the Company’s Form 10-Q quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
•“Tax Fees” are the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.
•“All Other Fees” are for all other services not captured in the audit or tax categories.
All work performed during the FY2026 and FY2025 audits was completed by full-time employees of RSM.

48 2026 Proxy Statement

Report of the Audit Committee
In accordance with its written charter, the primary function of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of Cavco’s accounting, auditing, and financial reporting practices and processes; (ii) the financial information to be provided to the stockholders of Cavco; (iii) the systems of disclosure controls and procedures and internal control over financial reporting established by management; (iv) compliance with the Company’s Code of Conduct; (v) the independent auditors’ qualifications and independence; (vi) the performance of the Company’s independent auditors; and (vii) the internal audit process.
Management is responsible for the Company’s financial reporting process including the system of internal controls along with the preparation of financial statements in accordance with generally accepted accounting principles. The independent auditors are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor these processes.
In discharging its duties, the Audit Committee has: (i) reviewed and discussed with management the Company’s audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2026; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (iii) received and reviewed the written disclosures along with the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer’s and the Chief Financial Officer’s financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Consolidated Financial Statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2026.
Audit Committee
Richard A. Kerley, Chair
Lisa L. Daniels
David A. Greenblatt

Cavco Industries, Inc.	www.cavco.com 49

PROPOSAL NO. 3:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed RSM as the Company’s independent registered public accounting firm for fiscal year 2027.
If the stockholders do not ratify the appointment, the Audit Committee will reconsider the retention of RSM but may still engage RSM. Even if the appointment is ratified, the Audit Committee in its sole discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of Cavco and its stockholders.
We have been advised that a representative of RSM will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2027.

50 2026 Proxy Statement

ADDITIONAL INFORMATION
Certain Relationships and Related Transactions
Review, Approval, or Ratification of Transactions with Related Persons
Cavco has established policies and other procedures regarding approval of transactions between Cavco and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing but are evidenced by long standing principles set forth in our Code of Conduct and adhered to by our Board. As set forth in the Audit Committee Charter and to the extent required under applicable federal securities laws and related rules and regulations, and/or the Nasdaq Rules, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, the Company enters into such transactions only on terms that the Company believes are at least as favorable to the Company as those that it could obtain from an unrelated third party. There were no reportable related person transactions since the beginning of fiscal year 2026 nor any currently proposed transactions.
Code of Conduct
We have a Code of Conduct that applies to our Directors and all employees, including our CEO, CFO, Chief Accounting Officer, and other Executive Officers. The Company’s Code of Conduct is designed to deter wrong-doing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in reports and documents that Cavco files with, or submits to, the SEC and in other public communications made by Cavco;
•compliance with applicable governmental laws, rules, and regulations;
•the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and
•accountability for adherence to the Code of Conduct.
The text of our Code of Conduct is posted on our website at investor.cavco.com/general-documents. Within the time period required by the SEC, we will post on our website any amendment to the Code of Conduct or any waiver thereto requiring disclosure under applicable rules with respect to any Executive Officer, Director or senior financial officer.
Availability of SEC Filings and our Website
Copies of our reports on Forms 10-K, 10-Q, 8-K, all amendments to those reports filed with the SEC, our Code of Conduct, Governance Guidelines, the charters of Board committees, and any reports of beneficial ownership of our common stock filed by Executive Officers, Directors, and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investor.cavco.com. Copies of our Form 10-K and this Proxy Statement may be requested in print, at no cost, by mail to Cavco Industries, Inc., Attn: Investor Relations, 3636 North Central Ave., Suite 1200, Phoenix, Arizona 85012. In this Proxy Statement, we state that certain information and documents are available on our website. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this Proxy Statement.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares directly. You can notify the Company by sending a written request to Cavco Industries, Inc., Attention: Investor Relations, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, or contacting Investor Relations at (602) 256-6263. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the meeting, you should follow the instructions to request such materials included in the Notice that was sent to you.

Cavco Industries, Inc.	www.cavco.com 51

Additional Information
Stockholder Director Nominations and Stockholder Proposals
for the 2027 Annual Meeting
Stockholders of the Company may nominate directors to the Board for vote at the 2027 annual meeting or propose other business at the 2027 annual meeting of stockholders by following the procedures in our Bylaws. We anticipate that the 2027 annual meeting of stockholders will be held around the one year anniversary of the 2026 Annual Meeting. A stockholder intending to take such action must comply with the notice procedures in our Bylaws, be a stockholder of record of the Company at the time they provide proper notice to the Company, and be entitled to vote at the 2027 annual meeting.
Stockholder director nominations and proposals not to be included in our 2027 proxy materials
Stockholders wishing to make a director nomination or bring a proposal at our next annual meeting, but not include it in our proxy materials next year, must provide written notice of their nomination or proposal to the General Counsel and Corporate Secretary of Cavco at our corporate headquarters at Cavco Industries, Inc. Attn: General Counsel/Stockholder Proposal, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. This must be done no later than the close of business 90 days prior to the one year anniversary of the Annual Meeting date, which is April 29, 2027, and not earlier than the close of business 120 days prior to the one year anniversary of the Annual Meeting date, which is March 30, 2027, assuming we do not change the date of the 2027 annual meeting of stockholders by more than 30 days before or more than 70 days after the one year anniversary of the 2026 Annual Meeting. If so, notice by the stockholder must be delivered to the Company not earlier than the close of business 120 days prior to such new annual meeting date and not later than the close of business on the later of (a) 90 days prior to such annual meeting date, or (b) 10 days following the first date the Company made the public announcement of the new annual meeting date. Any stockholder proposal or director nomination must comply with our Bylaws. The Corporate Governance & Nominating Committee will apply the same criteria to the evaluation of those candidates as it applies to other director candidates.
To comply with the SEC's universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company's nominees, must provide Cavco notice that sets forth the information required by Rule 14a-19 of the Exchange Act postmarked to the Company at our corporate headquarters as set forth above or transmitted electronically to the Company at: investor_relations@cavco.com, Subject: Attention General Counsel/Stockholder Proposal, no later than the close of business 60 days prior to the one year anniversary of the Annual Meeting Date which is May 29, 2027.
Stockholder proposals to be included in our 2027 proxy materials
For any stockholder proposal to be considered for inclusion in our next proxy statement and form of proxy for submission to the stockholders at our 2027 annual meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our Bylaws. Assuming we do not change the date of the 2027 annual meeting of stockholders by more than 30 days before or after the one year anniversary of the 2026 Annual Meeting, stockholders must provide written notice of their proposal to Cavco Industries, Inc. Attn: General Counsel/Stockholder Proposal, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, no later than the close of business 120 days prior to the one year anniversary of this Proxy Statement date, which is February 16, 2027.
Please refer to the Company’s Bylaws for additional information and requirements regarding stockholder proposals and stockholder director nominations. The Company will not consider any proposal or nomination that is not timely or otherwise does not satisfy the requirements in the Bylaws and the SEC’s requirements for submitting a proposal or nomination, as applicable. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with applicable requirements.
Communicating with the Cavco Board
A stockholder or member of the public may communicate directly with any member of our Board by sending communication to Cavco Industries, Inc. Attn: Board of Directors or the individual director or directors, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. The Company will forward these communications as appropriate. Communications addressed to the attention of “Board of Directors” are forwarded to the Chair of our Audit Committee for review and further handling.
By Order of the Board of Directors
Seth G. Schuknecht
Executive Vice President, General Counsel,
Chief Compliance Officer, & Corporate Secretary

52 2026 Proxy Statement